Exhibit 10.19

CONFIDENTIAL MATERIAL OMITTED AND FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASTERISKS DENOTE SUCH OMISSIONS.

PROCESS DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT

This Process Development and Manufacturing Services Agreement is entered into as of the 28th day of March, 2012 (the “Effective Date”), by and between Hovione Inter Limited, a Swiss corporation, having a principal place of business at Bahnhofstrasse 21 CH-6000 Lucerne 7 Switzerland (together with its Affiliates “Hovione”), and TESARO, Inc., a Delaware corporation, having a principal place of business at 1000 Winter Street, Suite 3300, Waltham, MA 02451 (“Client”).  Each of Hovione and Client may be referred to in this Agreement, individually, as a “Party” and, collectively, as the “Parties”.

Background

A.            Client is a biopharmaceutical company currently developing a product known as Rolapitant.

B.            Hovione is a contract manufacturer with the capabilities and facilities necessary to be able to provide process development and manufacturing services with respect to pharmaceutical products.

C.            Client desires to engage Hovione to provide certain process development services with respect to the manufacture of Rolapitant, and, if the manufacturing process is successfully implemented at Hovione, to manufacture Rolapitant in the quantities from time to time ordered by Client, and Hovione is willing to perform such services for Client, in each case subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

SECTION 1.           DEFINITIONS.  As used in this Agreement, the following words and phrases will have the following meanings, whether used in the singular or plural:

1.1             “AAA” has the meaning set forth in Section 18.3.

1.2             “Affiliate,” as to a Party, means any entity which, directly or indirectly, controls, is controlled by, or is under common control with such Party.  For the purposes of this definition, “control” refers to any of the following: (i) direct or indirect ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest with the power to direct management in the case of any other type of legal entity; or (ii) any other arrangement where an entity possesses, directly or indirectly, the power to direct the management or policies of another entity, whether through ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, the term “Affiliate” with respect to Client will not include New Enterprise Associates or any entity controlled by New Enterprise Associates other than the Client and its subsidiaries.

1.3             “Agreement” means this Process Development and Manufacturing Services Agreement, together with all Appendices attached hereto, Work Plans, and accepted Purchase Orders, as amended from time to time by the Parties in accordance with Section 20.2.

1.4             “Applicable Laws” means all laws, statutes, regulations, rules and guidances applicable to (a) activities performed under this Agreement in the jurisdiction where they are performed, other than activities described in clauses (b) and (c) of this paragraph, (b) Manufacturing in the jurisdiction of Manufacture, and (c) the supply, use, marketing or sale of Product in any jurisdiction where such Product is to be supplied, used, marketed or sold, including laws, statutes, regulations, rules and guidances related to Manufacture of Product that apply by reason of the supply, use, marketing or sale of Product in such jurisdiction; provided that, notwithstanding anything to the contrary in this Agreement, with regard to the supply, use, marketing or sale of Product, Product Manufactured by Hovione will only be required to comply with the applicable laws, regulations, guidelines, and directives, including cGMP, of (i) the FDA, the EMA, and PMDA, and (ii) such other comparable Regulatory Authority (ies) in the Territory as the Parties agree in writing, such agreement not to be unreasonably withheld, conditioned or delayed.

1.5             “Auditable Requirements Records” has the meaning set forth in Section 4.1(c).

1.6             “Batch” means a specific quantity of a Product that is intended to be of uniform character and quality and is produced during the same cycle of Manufacture in accordance with the Manufacturing Process in the amount and at the scale set forth in the applicable Master Batch Documentation.

1.7             “Batch Delivery Date” has the meaning set forth in Section 6.2.

1.8             “Batch Records” means the final executed batch production records for each Batch of Product Manufactured under this Agreement, prepared in accordance with cGMP, if applicable.

1.9             “Bulletin of Analysis,” as to any Batch of Product, means a certificate attesting to the results of testing of such Batch of Product against the criteria specified in relevant Product Specifications, and including test methods, specification parameters and the pass/fail criteria, used to show that a particular Batch of such Product meets Product Specifications and was Manufactured in accordance with the executed Batch Records.

1.10           “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 and October 1 during the Term.

1.11           “Cancellation Fee” has the meaning set forth in Section 5.7(b).

1.12           “Certificate of Analysis,” as to any Batch of Product, means a certificate attesting to the results of testing of such Batch of Product against the criteria specified in relevant Product Specifications, and including test methods, specification parameters and the pass/fail criteria, used to show that a particular Batch of such Product meets Product Specifications, and a statement attesting that a particular Batch of a Product was Manufactured in accordance with cGMP and the executed Batch Records.

1.13           “cGMP” means current good manufacturing practices applicable to the Manufacture of Product as follows: (i) current good manufacturing practices promulgated by the FDA, as specified in the United States Code of Federal Regulations and FDA’s guidance documents, as such practices govern the Manufacture of Product intended for use in the United States; (ii)  current good manufacturing practices as defined in the Q7A Guidance on Good Manufacturing Practices of the International Conference on Harmonization of Technical

Requirements of Pharmaceuticals for Human Use (ICHQ7A) and other ICH guidelines applicable to the manufacture of the drug substance; (iii) current good manufacturing practices or equivalent standards promulgated by Regulatory Authorities of Japan; and (iv) current good manufacturing practices or equivalent standards promulgated by such other countries of the Territory in which Product is intended to be supplied, used, marketed or sold and which other countries are agreed to in writing between the Parties, such agreement not to be unreasonably withheld, conditioned or delayed.

1.14           “Change Order” means a written description of a change in the scope of Services or other terms specified in a Work Plan or in the prices or payment schedule for such Work Plan as executed by both Parties in accordance with Section 2.3, but not including changes to Purchase Orders for Manufacture of commercial supplies of Product which are covered by Section 5.6(b).

1.15           “Client Background Intellectual Property” means Client Background Know-How and Client Background Patent Rights.

1.16           “Client Background Know-How” means any and all inventions, discoveries, trade secrets, processes, process improvements, procedures, materials, components, designs, documentation, technical data, analytical information and other data, information and know-how whether or not protectable under patent, trademark, copyright or similar law, that are either generated, owned or controlled (with the right to sublicense) by Client or any of its Affiliates, with the right to sublicense, (i) prior to the Effective Date or (ii) independent of this Agreement and without the use of the Confidential Information of Hovione or Hovione Background Know-How.

1.17           “Client Background Patent Rights” means any and all U.S. and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues, if any, owned by Client or any of Client’s Affiliates, or controlled by Client or any of its Affiliates (i) prior to the Effective Date, or (ii) arising independently of this Agreement, including after the Effective Date, and without the use of the Confidential Information of Hovione or Hovione Background Know-How.

1.18           “Client Indemnified Parties” has the meaning set forth in Section 14.2.

1.19           “Client-Supplied Materials” means the specific raw materials, ingredients, and other materials to be provided by Client, as listed in Appendix A or the applicable Work Plan, as updated by Client in writing, from time to time.

1.20           “CMC Documentation” means the chemistry, manufacturing and controls section of a Regulatory Filing.

1.21           “Commercial Supply Election” has the meaning set forth in Section 4.1(a).

1.22           “Confidential Information” as to Client means (i) any information of a confidential or proprietary nature, including, but not limited to, scientific, technical, trade and business information, provided by or on behalf of Client to Hovione under the CDA or this Agreement; (ii) subject to Section 9.6 and excluding any Proprietary Formats contained in the following, the Master Batch Documentation, Batch Records and other Development Deliverables; (iii) any Product-Related Know-How; (iv) Client’s development plans and timelines related to Product; and (v) other information generated by Hovione in the course of

Services that is specific to Product and not related to manufacture of other product, in each case, whether or not labeled or identified as confidential.  “Confidential Information” as to Hovione means (y) any information of a confidential or proprietary nature, including, but not limited to, any scientific, technical, trade and business information, provided by or on behalf of Hovione to Client or any of its Affiliates under the CDA or this Agreement, but not including the Development Deliverables (except for Proprietary Formats in any Development Deliverables) or Product-Related Know-How and (z) Hovione Background Intellectual Property and Hovione Improvements, in each of (y) and (z) whether or not labeled or identified as confidential.

1.23           “Costs Savings” has the meaning set forth in Section 7.4.

1.24           “Costs Savings Target” means *.

1.25           “Deficiency Notice” has the meaning set forth in Section 6.4.

1.26           “Development Deliverables” means (i) the Product Specifications; (ii) Master Batch Documentation; (iii) Batch Records; (iv) procedures, processes, protocols and analytical methods developed in the performance of the Services that are solely related to Product; (v) technical reports prepared as part of Services; and (vi) other deliverables specified in a Work Plan which may include, but shall not be limited to, raw data and in-process controls (IPC)  results.

1.27           “Development Fees” has the meaning set forth in Section 7.1.

1.28           “Development Services” means the activities related to technology transfer; process development, including particle design; process validation; CMC Documentation preparation; analytical development and validation, stability testing, scale-up and other services related to the Manufacture of Product, as described in the Work Plan attached to this Agreement as Appendix D or in any additional Work Plan executed by the Parties in accordance with Section 2.1, but not including Manufacturing Services.  For the sake of clarity, the Manufacture of Product for clinical studies, if requested by Client, will be performed as part of Development Services under a mutually agreed upon Work Plan.  Manufacture of commercial supplies, to the extent Client elects to proceed under Section 4.1, will be part of Manufacturing Services.

1.29           “Disclosing Party” has the meaning set forth in Section 11.1.

1.30           “Dispute” has the meaning set forth in Section 18.2.

1.31           “EMA” means the European Medicines Agency, or any successor entity thereto.

1.32           “Executive Officers” has the meaning set forth in Section 18.2.

1.33           “Facilities” means the Hovione facility used in the conduct of Services, as specified in the applicable Work Plan and any other Hovione facility approved in writing by Client prior to use in the performance of Services.

1.34           “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.35           “Force Majeure Event” has meaning set forth in Section 19.

1.36           “Hovione Background Intellectual Property” means Hovione Background Know-How and Hovione Background Patent Rights.

1.37           “Hovione Background Know-How” means any and all inventions, discoveries, trade secrets, designs, processes, process improvements, procedures, materials, components, documentation, technical data, analytical information, and other data and the like, information and know-how whether or not protectable under patent, trademark, copyright or similar law, that are either generated, owned or controlled (with the right to sublicense) by Hovione (i) prior to the Effective Date, or (ii) arising independently of this Agreement and without the use of the Confidential Information of Client or Client Background Know-How.

1.38           “Hovione Background Patent Rights” means any and all U.S. and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues, if any, owned by Hovione, or controlled by Hovione (with the right to sublicense) (i) prior to the Effective Date, or (ii) arising independent of this Agreement and without the use of the Confidential Information of Client or Client Background Know-How.

1.39           “Hovione Improvements” means any and all inventions, discoveries, know-how, trade secrets, processes, process improvements, procedures, materials, components, designs, information, data and the like, whether or not protectable under patent, trademark, copyright or similar law, that are generated, conceived, developed, created, invented, made or reduced to practice solely by or on solely on behalf of Hovione by any Third Party engaged by Hovione in the conduct of Development Services or Manufacturing Services under this Agreement other than Product-Related Improvements.

1.40           “Hovione Indemnified Parties” has the meaning set forth in Section 14.1.

1.41           “Hovione Personnel” has the meaning set forth in Section 15.2.

1.42           “Independent Expert” has the meaning set forth in Section 6.5.

1.43           “Initial Order Date” has the meaning set forth in Section 5.3.

1.44           “Inspection Period” has the meaning set forth in Section 6.4.

1.45           “Joint Project Team” has the meaning set forth in Section 2.6.

1.46           “Launch Date” means the date of the first commercial sale in a country within the Territory following regulatory approval in such country, by Client or its Affiliates or their respective designees in the Territory of Product Manufactured in accordance with this Agreement or a product containing or comprised of Product.

1.47           “Liability” has the meaning set forth in Section 14.1.

1.48           “Manufacture”, “Manufacturing” or “Manufactured” will mean all steps, processes and activities of Hovione to produce Product (or any step, process or activity therein), including the manufacture, production, Materials sourcing, other than Client-Supplied Materials, and testing as applicable, packaging, labeling, warehousing, quality control testing

(including in-process, release and stability testing, when applicable), release, preparation for shipping and storing of any Product, either as part of Development Services or Manufacturing Services.

1.49           “Manufacturing Documents” has the meaning set forth in Section 2.2.

1.50           “Manufacturing Process” means any and all processes and activities (or any step in any process or activity) used or intended to be used in the Manufacture of a Product as described in the Master Batch Documentation.

1.51           “Manufacturing Services” means, subject to Section 4.1, the Manufacture by Hovione of commercial Batches of Product ordered by Client after Process Validation Completion.

1.52           “Manufacturing Standards” means, with respect to the Manufacture of a Product that the Product: (i) has been Manufactured in accordance with the Master Batch Documentation and in accordance with the applicable Quality Agreement; (ii) at the time of delivery conforms to the agreed upon Product Specifications; and (iii) has been prepared for shipment in accordance with the procedures and requirements mutually agreed upon by the Parties; (iv) has been Manufactured in accordance with Applicable Laws including, cGMP (if applicable).

1.53           “Master Batch Documentation”, as to a Product, means the documents that specify or reference the complete set of formal instructions for the Manufacture of such Product, including Material descriptions, in process testing and finished Product Specifications developed and mutually approved by Hovione and Client under the terms of this Agreement, as amended from time to time by in accordance with Section 8.3.

1.54           “Material Gain” means, for the relevant period, the amount by which (a) the quantity of Client-Supplied Materials used to Manufacture Product in the relevant period is less than (b) the specified range of the quantity of Client-Supplied Materials that would be used to Manufacture the same amount of Product at the standard per kilogram input as set forth in the Validation Report, and is the difference between (a) and (b).

1.55           “Material Loss” means, for the relevant period, the aggregate amount of Client-Supplied Materials lost in such period (a) in the performance of Services by Hovione, or any of its agents, subcontractors or employees or, subject to Section 6.6(e), failure of Product to meet the Manufacturing Standards, or (b) as a result of any Yield Loss, in each case using as a base line the specified range of the quantity of Client-Supplied Material used to Manufacture a kilogram of Product as set forth in the Validation Report.

1.56           “Material Specifications” means the specifications for Materials including, but not limited to, written release specifications and testing instructions, as specified in the Master Batch Documentation or as otherwise mutually agreed upon in writing by the Parties.

1.57           “Materials” means any key starting materials and other raw materials and ingredients used in the Manufacture of a Product including Client-Supplied Materials.

1.58           “Minimum Purchase Obligation” means seventy percent (70%) of the total quantity of Product purchased by Client for commercial sale in the Territory on an annual basis during the Term, subject to adjustment in accordance with Section 4.1; provided that, Client may designate up to 20% of Product purchased on an annual basis as “safety stock” and such safety stock shall not be deemed to be “for commercial sale” for the purposes of calculating the percentage of the total quantity of Product purchased by Client hereunder.

1.59           “PMDA” means the Pharmaceuticals and Medical Device Agency in Japan, or any successor entity thereto.

1.60           “Process Validation Completion” means the date on which Client provides written notice of approval of the validation report documenting the successful completion by Hovione of the validation of the Manufacturing Process for the Product in accordance with the validation master plan approved in writing by both Parties which notice shall be no later than * days after Hovione submits such report to Client.  For the sake of clarity, Client shall have no obligation to provide such approval if the report documents other than successful completion of the validation of the Manufacturing Process, as determined by Client, acting reasonably.

1.61           “Product” means the product described in Appendix C, as amended from time to time by mutual written agreement of the Parties.

1.62           “Product Consumption Report” has the meaning set forth in Section 4.1(b).

1.63           “Product-Related Improvements” means Product-Related Know-How and Product-Related Patent Rights.

1.64           “Product-Related Know-How” means any and all inventions, discoveries, know-how, trade secrets, designs, processes, process improvements, procedures, materials, components, information, data, and the like, whether or not protectable under patent, trademark, copyright or similar law, that are generated, conceived, developed, created, invented, made or reduced to practice by or on behalf of Hovione or any Third Party engaged by Hovione in the conduct of Development Services or Manufacturing Services under this Agreement that (i) constitute an improvement, modification or new use of Product; (ii) constitute an improvement or modification to the Manufacturing Process for Product that is specific to Product; or (iii) constitute an improvement or modification to Client Background Know-How.

1.65           “Product-Related Patent Rights” means any and all United States and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues, covering inventions included within Product-Related Know-How, and any extensions and supplemental protection certificates with respect to any of the foregoing.

1.66           “Product Specifications”, as to a Product, means the written release specifications, as mutually agreed upon in writing by the Parties in the course of the Development Services, and as amended from time to time by mutual agreement of the Parties in accordance with Section 8.2.

1.67           “Project Manager” has the meaning set forth in Section 2.6(b).

1.68           “Proprietary Format” means those proprietary document formats of Hovione as are expressly listed in Appendix E, but solely with respect to the corresponding document as listed on Appendix E, provided that a format will not be treated as a Proprietary Format if it is included in a document that is in the public domain or made available by Hovione to Third Parties on non-confidential basis.

1.69           “Purchase Order” means any order instructions, including quantity of Product ordered, delivery date, and shipping instructions, submitted by Client or any of its Affiliates for commercial supply of a Product in accordance with Section 5.7.

1.70           “Quality Agreement” has the meaning set forth in Section 6.3.

1.71           “Receiving Party” has the meaning set forth in Section 11.1.

1.72           “Records” has the meaning set forth in Section 8.14.

1.73           “Regulatory Authority” means the FDA, the EMA the PMDA or any other governmental or regulatory body, agency authority or entity which regulates, directs or controls the manufacture, clinical testing, commercialization or use of pharmaceutical products in, or with respect to, the country of manufacture or sale within the Territory which are agreed to in writing between the Parties, such agreement not to be unreasonably withheld, conditioned or delayed.

1.74           “Regulatory Filings” means the governmental filings required to obtain approval to conduct clinical trials of a Product, or to market and sell a Product in a given country within the Territory, including, but not limited to, Product registrations and Product marketing approvals, as applicable, in each such country.

1.75           “Response Date” has the meaning set forth in Section 6.5.

1.76           “Response Notice” has the meaning set forth in Section 6.5.

1.77           “Retention Period” has the meaning set forth in Section 8.14.

1.78           “Rolling Forecast” has the meaning set forth in Section 5.4.

1.79           “Services” means Development Services and Manufacturing Services.

1.80           “Shipping Instructions” means the standards and other requirements for the packaging and preparation of the Product for shipment that are mutually agreed to in writing by the Parties.

1.81           “Supply Failure” means (i) any notification from Hovione under Section 5.7 of an anticipated Product shortage or inability to fill a Purchase Order in either case for a period of * days or more from the agreed upon delivery date; (ii) a Force Majeure Event affecting Hovione’s ability to supply Product that meets the Manufacturing Standards in accordance with this Agreement for a period of * days or more from the agreed upon delivery date; (iii) a material breach by Hovione of its supply obligation under this Agreement which such breach is not cured for a period of * days of receipt of written notice from Client; or (iv) the occurrence on more than two (2) occasions within a twelve month period of a material breach by Hovione of its obligation to supply Product that meets the Manufacturing Standards whether or not such breach has been cured.

1.82           “Supply Price” shall have the meaning set forth in Section 7.2.

1.83           “Supply Price Target” means: *

1.84           “Target Yield” means the target Yield using the specified ranges of the quantities of Client-Supplied Materials established after Process Validation Completion and updated annually by mutual written agreement of the Parties based on the historical performance of the Manufacturing Process during the Parties’ annual product quality review meeting.

1.85           “Technology Transfer” has the meaning set forth in Section 10.2(a).

1.86           “Term” has the meaning set forth in Section 12.1.

1.87           “Territory” means the United States, European Union, Japan, Canada, India, Brazil, Australia, New Zealand, Russia, China, and South Korea and such other countries as are specified in a Work Plan or as agreed to in writing between the Parties, such agreement not to be unreasonably withheld, conditioned or delayed.

1.88           “Third Party” or “Third Parties” means any person or entity, as applicable, other than Client or Hovione or any of their respective Affiliates.

1.89           “Work Plan” means a written order for the performance of Services by Hovione under this Agreement, in substantially the form attached hereto as Appendix B, signed by duly authorized representatives of both Parties and referencing this Agreement.  The initial Work Plan is attached as Appendix D to this Agreement.

1.90           “Yield” means the quantity of Product obtained that conforms to Product Specifications (if applicable) and has been Manufactured in accordance with the Manufacturing Standards.

1.91           “Yield Loss” applies if (a) the amount of Product Manufactured in the relevant period is below (b) the amount that would be expected to be Manufactured using the same quantity of Client-Supplied Materials at the Target Yield, and means the difference between (a) and (b).

SECTION 2.           DEVELOPMENT SERVICES.

2.1             Development Services.  Subject to the terms and conditions of this Agreement and the applicable Work Plan, Hovione will perform technology transfer, process and analytical development, process and analytical validation, CMC Documentation preparation, Manufacture of demonstration batches, validation batches, registration batches and clinical supplies, stability studies and other Development Services, as may be, from time to time, set forth in one or more Work Plans, and deliver to Client the corresponding Product or other Development Deliverables, in each case in accordance with the timelines and specifications for performance set for in the applicable Work Plan and in this Agreement.  The initial Work Plan is attached as Appendix D.  Each Work Plan executed under this Section shall contain the material terms for Development Services specifically requested by Client, and agreed upon by Hovione, the fees and payment schedule for such Development Services, the schedule for performance and the deliverables, and such other details and special arrangements agreed to by the Parties.  Once executed, the Work Plan is subject to the terms and conditions of this Agreement and incorporated herein in its entirety, and any changes or additions to a Work Plan, including, but not limited to changes in scope, fees and timing shall be made by a Change Order in accordance with Section 2.3.  In the event of any conflict between this Agreement and any Work Plan, this Agreement shall control, except to the extent that the Work Plan expressly specifies that a particular provision in the Work Plan will take precedent over this Agreement.

2.2             Manufacturing Documents for Approval.  As part of Development Services, Hovione shall deliver to Client the Master Batch Documentation, the Product Specifications, Product-specific procedures, protocols and technical reports, and such other documents as are specified in the applicable Work Plan, including but not limited to, raw data and IPC results (the “Manufacturing Documents”).  Drafts of all Manufacturing Documents and such other documents as are to be approved in writing by Client, as specified in the Quality Agreement or agreed to by the Joint Project Team, will be provided to Client for approval at least * days in advance of commencement of the first cGMP Batch or on such other schedule as the Joint Project Team agrees.

2.3             Change Orders.  Any changes in, or additions to, a Work Plan, including changes to specific assumptions set forth in such Work Plan, scope, fees, and timing, will be made only by mutual written agreement of the Parties.  In the event Hovione reasonably believes that any activity requested by Client constitutes a change in the scope of the Work Plan or otherwise identifies the need for a Change Order, Hovione will provide Client with a proposed Change Order (which, if it includes a change in any payment amounts shall be commercially reasonable in light of the change in scope).  When the Parties agree on a written Change Order documenting such change in scope and any agreed upon changes in the payment amounts,  it shall be effective upon execution by authorized representatives of both Parties, provided that Client may, in writing, authorize Hovione to proceed with a change pending final agreement on and execution of the applicable Change Order.

2.4             Compliance.  In performing Development Services under this Agreement, Hovione will comply with all Applicable Laws and generally accepted industry standards, and any protocols, guidelines, instructions, processes and procedures referenced in the applicable Work Plan (provided the same do not violate any Applicable Laws and/or generally accepted industry standards), and the Manufacturing Documents, to the extent applicable, or mutually agreed to in writing signed by both Parties.  If requested by Client in a Work Plan or Change Order, Hovione will comply with all reasonable and applicable guidelines and instructions that Client provides that do not conflict with Applicable Laws, and provided that in no event will Hovione be required to reform its cGMP documentation unless such documentation does not comply with cGMP or change any of its policies if such change would result in Hovione not complying with cGMP.  In the event that a Work Plan specifies that a protocol applicable to Development Services must be agreed upon by both Parties, Hovione will provide such protocol to Client at least * business days’ prior to commencement of the relevant Development Services.  Hovione will perform Development Services in accordance with the timelines set forth in the applicable Work Plan provided that timelines may be extended to accommodate any material delays in Client document review or other material delays originating from Client communications required by this Agreement. Client acknowledges that timelines in Work Plans are dependent upon: (i) timely reviews and approvals by Client, and (ii) Client maintaining a sufficient inventory of Client-Supplied Materials as required by Section 5.5.  In the event that Client’s material delay is longer than * weeks, Hovione will be entitled, at its sole option, to reallocate resources otherwise reserved for the performance of those Services without penalty.  Notwithstanding the foregoing sentence, Hovione will use commercially reasonable efforts to promptly recommence Services based on availability of resources at the time of the conclusion of said delay taking into account its other contractual commitments.  In the event there is a dispute between Client and Hovione regarding the schedule for recommencing Services pursuant to the foregoing sentence, the Parties will work together in good faith to resolve such dispute pursuant to the dispute resolution provisions of Section 18.2.  Hovione will use commercially reasonable efforts to ensure that the data, reports, Development Deliverables and other results of Development Services provided to Client under this Agreement are truthful and accurate in all respects.  Hovione acknowledges that, subject to the obligations of Client under clauses (i) and (ii) of this Section 2.4, time is of the essence with regard to the performance of Services under this Agreement, including the date of delivery by Hovione of any Product.

2.5             Reports.  While Services under any Work Plan are ongoing, Hovione will provide to Client, on a monthly basis, or at such other frequency as is set forth in the applicable Work Plan or agreed upon by the Joint Project Team, detailed written reports on the status and results to date of the Development Services.  Hovione will provide a final report describing in detail the results of Development Services under a Work Plan within * days of completion of all activities under such Work Plan or on such other schedule as is set forth in such Work Plan or as the Parties otherwise mutually agree in writing.  Reports provided under this Section sentence will be in such format as determined by the Joint Project Team.

2.6             Governance.

(a)                 Joint Project Team.  During the Term, the Parties will maintain a Joint Project Team (the “Joint Project Team”) comprised of * representatives from each Party *.  The Project Manager of each Party shall be a member of the Joint Project Team.  The Joint Project Team will be responsible for coordinating the Development Services and making recommendations to Client with respect to the implementation of Work Plan activities before and during Process Validation Completion, and will provide a forum for communication regarding Manufacturing activities after Process Validation Completion.  The Joint Project Team will not have any ability to make any changes to the terms and conditions of this Agreement, including, but not limited to, any Work Plan.  Each Party’s representative(s) on the Joint Project Team will have the appropriate technical knowledge and expertise as relevant to the activities allocated to such Party under this Agreement.  Additional attendees may attend meetings of the Joint Project Team at the discretion of either who wants such attendee to attend, subject to the confidentiality obligations set forth in Section 11.  The Joint Project Team will meet, twice each month, in person or by phone, during the course of performance of Development Services and after completion of all Development Services will meet quarterly or at such other frequency as the Parties mutually agree.  Each Party will bear its own expenses related to the participation of its representatives on the Joint Project Team.  Each Party may change its designees on the Joint Project Team, in its sole discretion, upon written notice to the other Party.

(b)                 Project Manager.  Each Party has designated a representative (the “Project Manager” who will act as the primary interface for interactions with the other Party related to activities under this Agreement.  Each Party may replace its Project Manager upon written notice to the other Party. The Project Managers will communicate on a regular basis and make themselves reasonably available for purposes of this Agreement.

(c)                 Annual Meeting.  At least annually and at such other reasonable times, upon request by either Party, designees of the senior management teams of both Parties will meet to discuss the overall business relationship of the Parties, and to discuss areas for improvement and planning for future activities.

2.7             Non-competition.  Hovione will not for itself or any of its Affiliates, nor shall it provide to any Third Party, directly or indirectly, any development, consulting, validation, contract manufacturing or any other services with respect to any product that incorporates the same active pharmaceutical ingredient as the Product during the Term of this Agreement and for a period of * thereafter, except that with respect to Third Parties, Hovione may provide such service to a Third Party that Client confirms to Hovione in writing has the necessary rights from Client to, manufacture, have manufactured and/or develop or have developed the product containing such active pharmaceutical ingredient, such written confirmation not to be unreasonably withheld, conditioned, or delayed.

SECTION 3.           CLIENT RESPONSIBILITIES

3.1             Process Information; Client Background Know-How.  Client will be responsible for (i) providing Hovione with such Client Background Know-How and other information as is specified in each Work Plan as to be provided by Client or such other Client Background Know-How reasonably requested by Hovione as is readily accessible to Client and necessary for Hovione to perform Services; and (ii) ensuring that such information is complete and accurate in all material respects; and (iii) reviewing and approving the Manufacturing Documents prepared by Hovione.

3.2             Client-Supplied Materials.  Except as expressly set forth in this Agreement or in a Work Plan or as otherwise agreed upon by the Parties, Client will be responsible for sourcing and providing to Hovione all Client-Supplied Materials, *, for all Development Services and Manufacturing Services.  Hovione’s requirements for Client-Supplied Materials and the dates by which such Client-Supplied Materials must be provided to Hovione for the commencement of the applicable Services (a) will be set forth in the applicable Work Plan or otherwise mutually agreed to in writing for Development Services, and (b) is set forth in Section 5.5 for Manufacturing Services.  Notwithstanding anything in this Agreement to the contrary, Hovione will not be in breach of its obligation to supply Product or perform Services by the agreed to delivery date and it will not constitute a Supply Failure if the delivery or performance delay is substantially the result of Client’s failure to meet its material obligations in accordance with the terms of this Agreement; provided that, if such failure is reasonably likely to cause the delivery or performance delay, Hovione promptly notifies Client thereof and provides Client with a reasonable estimate of the delay and Hovione uses all reasonable efforts to mitigate the delay.  Hovione will promptly advise Client in writing of any Client-Supplied Materials that are lost or damaged, including any Material Loss.

3.3             Client Personnel.  Client will be responsible for providing Hovione with reasonable access to knowledgeable Client personnel for consultation regarding Client Background Know-How, Confidential Information of Client, Client-Supplied Materials and the Services.

3.4             Notice of Hazardous Materials.  Prior to Hovione commencing the Services, Client shall inform Hovione of all material characteristics, including all health and safety characteristics, of the Client-Supplied Materials to the extent known by Client, and when appropriate, provide Hovione with a Material Safety Data Sheet on Client-Supplied Materials and Product.  Client shall promptly notify Hovione of any new hazards or potential new hazards to the health and safety of Hovione personnel relating to the Client-Supplied Materials or Product of which Client becomes aware.

SECTION 4.           MANUFACTURING SERVICES.

4.1             Manufacture and Sale of Product.

(a)                 General. Unless terminated in accordance with Section 12.2(a), 12.2(b), or 12.2(c) or Section 12.3. Client will be deemed to have elected to have Hovione perform

Manufacturing Services (“Commercial Supply Election”).  In the event the Commercial Supply Election has occurred, then, commencing upon agreement by the Parties of a Supply Price, Client will, except as otherwise set forth in this Agreement, be required to purchase no less than the Minimum Purchase Obligation from Hovione each calendar year during the remainder of the Term in accordance with the terms of this Agreement or reimburse Hovione for the shortfall under Section 4.1(b).  Notwithstanding the foregoing, the Minimum Purchase Obligation shall no longer apply for periods commencing after the first occurrence of either of the following:  (i) the Supply Price exceeds the Supply Price Target, or (ii) a Supply Failure. Client will not be responsible for any failure to purchase the Minimum Purchase Obligation arising from a breach by Hovione of its obligations under this Agreement, whether or not cured.

(b)                 Product Reports.  Within * days after the end of each calendar year during the Term, Client will provide to Hovione a report (the “Product Consumption Report”) in a form mutually agreed by the Parties setting forth (i) the total quantity of Product purchased by Client for commercial sale in the Territory in the immediately preceding calendar year; (ii) based on the foregoing, the Minimum Purchase Obligation under this Agreement for the applicable calendar year; and (iii) the total amount of Product purchased from Hovione under this Agreement during the applicable calendar year.  Further, if requested in writing by Hovione at least * business days prior to issuance of a given Product Consumption Report, Client shall have such Product Consumption Report signed by a duly authorized representative of Client.  If any such Product Consumption Report shows that Client has not met its Minimum Purchase Obligation, if any, with respect to a given calendar year then Client will include with such Product Consumption Report a payment to Hovione at the Supply Price in effect at the end of such calendar year for the requirements shortfall.

(c)                 Requirements Records.  Client shall keep complete and accurate written records in connection with Minimum Purchase Obligation.  Such records shall be in sufficient detail to permit verification of all Product Consumption Reports provided by Client pursuant to Section 4.1(b), and shall be maintained and may be audited for a period of * from the end of the calendar year to which they relate (the “Auditable Requirements Records”).  Upon * business days prior written notice from Hovione, Client shall permit Hovione’s Third Party auditors to examine and audit such Auditable Requirements Records during normal business hours, * to verify the accuracy of all amounts reported to Hovione by Client in such Product Consumption Reports.  Hovione’s Third Party auditors must be from a nationally (i.e., United States) known independent audit firm.  If an audit under this Section 4.1(c) reveals that Client has not met its obligations for the applicable calendar year, either through purchases made during the calendar year or the shortfall payment specified in Section 4.1(b), then unless Client disputes the finding in such audit report by providing written notice to Hovione within * days of receipt of such written audit report, Client shall, within * days after Client receives the written audit report so concluding, make to Hovione a payment at the Supply Price in effect at the end of the relevant calendar year for any shortfall not already covered by Section 4.1(b).  * shall bear the costs and fees associated with any audit under this 4.1(c); provided, however, that if such audit demonstrates that Client has not met its minimum purchase obligations under 4.1(a) and/or shortfall payment obligations under Section 4.1(b) by greater than * of the Minimum Purchase Obligation, then the costs and fees associated with the audit shall be paid by *.  Any audit under this 4.1(c) conducted by or on behalf of Hovione shall not relieve either Party from any of its obligations or liabilities under this Agreement.  Hovione’s right to examine or have such Auditable Requirements Records examined shall survive termination or expiration of this Agreement, solely to the extent necessary to provide Hovione with the rights set forth in the first sentence of this subsection (c).

4.2             Materials.  Except as set forth in Section 3.2, Hovione will purchase, *, all Materials and equipment used in Manufacturing Services which cost shall be *.  All such Materials will conform to the applicable Materials Specifications.  The Materials identified in Appendix F will be supplied by Client-approved suppliers.

4.3             Inventory.  Hovione will maintain an inventory of Materials in a minimum amount to be determined by mutual agreement of the Parties based on the recommendation of the Joint Project Team, such agreement not to be unreasonably withheld.

4.4             Use of Third Parties.  Hovione will not utilize any Third Party to Manufacture all or any portion of the Product except as permitted in accordance with Section 16(b).

SECTION 5.           ORDERS AND FORECASTS.

5.1             First Year Estimate.  Within * days after the Commercial Supply Election, if any, Client will provide Hovione with a written nonbinding estimate of Client’s quarterly requirements of the initial Product to be ordered from Hovione as part of Manufacturing Services for the then current Calendar Quarter and the following three Calendar Quarters.

5.2             First Order.  Hovione and Client will cooperate fully in estimating and scheduling production for Client’s first order of Product as part of Manufacturing Services.

5.3             First Firm Order.  On not fewer than * calendar days in advance of the desired Product availability date after Process Validation Completion or on such other schedule as agreed upon by the Joint Project Team (the “Initial Order Date”), Client will place its first firm Purchase Order for Product (the “Initial Order”).  At the same time, Client will provide to Hovione a nonbinding estimate of Client’s quarterly requirements of Product to be supplied by Hovione as part of Manufacturing Services for the next succeeding * calendar month period.

5.4             Rolling Forecast.  At the beginning of each Calendar Quarter during the Term following the Initial Order Date, Client will provide to Hovione a rolling * month projection of its requirements of Product to be supplied by Hovione (the “Rolling Forecast”).  Commencing with Rolling Forecasts provided after a Commercial Supply Election, the first  * quarters of a Rolling Forecast will be a binding commitment to purchase, and the remainder of such Rolling Forecast will be nonbinding. For the sake of clarification, in each updated Rolling Forecast after a Commercial Supply Election, the first 1st and 2nd quarter binding commitment shall be identical in quantity to the quantity shown for the same quarter on the Rolling Forecast provided in the immediately preceding Calendar Quarter unless mutually agreed to between the Parties in writing.

5.5             Client Supplied Materials.  Commencing upon a Commercial Supply Election, Client agrees to use commercially reasonable efforts to build, over time, an inventory of Client-Supplied Materials at the Facility to support * of the Rolling Forecast, and will, at a minimum, provide Client-Supplied Materials to Hovione sufficient to enable Hovione to manufacture the then current binding portion of the Rolling Forecast at least *calendar days in advance of said requirement.

5.6             Purchase Orders.

(a)                 Client will submit Purchase Orders for each order for the Manufacture and supply of Product as part of Manufacturing Services at least * days in advance of the requested delivery date for such Product.  The Purchase Order will be accepted in writing within * business days of its receipt by Hovione confirming acceptance of the Purchase Order.  Hovione may not withhold its acceptance of a Purchase Order unless the supply price is inconsistent with the Supply Price as calculated in accordance with Sections 7.2 and 7.3 or the quantity ordered would cause the total amount ordered by Client in the applicable Calendar Quarter to be more than * of the amount shown for such Calendar Quarter in the Rolling Forecast provided at the beginning of the immediately prior Calendar Quarter or the Purchase Order otherwise fails to comply with the terms of this Agreement.  Hovione shall deliver to Client the quantity of Product specified in each accepted Purchase Order on the date specified in each accepted Purchase Order, unless Hovione is not able to do so solely due to any act or omission of Client.  Each accepted Purchase Order or any acknowledgment thereof, whether printed, stamped, typed, or written will be governed by the terms of this Agreement and none of the provisions of such Purchase Order or acknowledgment will be applicable except those specifying Product and quantity ordered, delivery location, delivery dates, special shipping instructions and invoice information.

(b)                 Changes to Purchase Orders.  Client may cancel an accepted Purchase Order for commercial supplies of Product upon written notice to Hovione, subject to payment of a cancellation fee (a “Cancellation Fee”) as follows:

(i)        In the event Client provides written notice of cancellation to Hovione less than * calendar days, but more than * calendar days prior to the proposed delivery date, Client will pay Hovione * of the Supply Price for the total amount of Product ordered under the cancelled portion of the order;

(ii)       In the event Client provides written notice of cancellation to Hovione less than * calendar days, but more than * calendar days prior to the proposed delivery date, Client will pay Hovione * of the Supply Price for the total amount of Product ordered under the cancelled portion of the order; and

(iii)      In the event Client provides written notice of cancellation * calendar days or more prior to the proposed delivery date, then *.

Hovione will provide Client with an estimated, non-binding target date on which the Manufacture of a Batch under a Purchase Order will commence; such target date shall be based upon the relevant Forecast provided by Client.  However, notwithstanding anything to the contrary in this subsection (b), if a Purchase Order is cancelled after Manufacture has commenced, Client will pay Hovione * of the Supply Price for the total amount of Product ordered under the cancelled order.  For purposes of this Section 5.6, the Manufacture of a Batch of Product shall conclusively be deemed to have commenced when the first materials for such Batch have been charged to a reactor.

5.7             Notice of Inability to Supply.  Hovione shall notify Client within * days of (i) any damage to the Facility that will or may affect or delay Hovione’s ability to Manufacture Product under this Agreement; or (ii) the occurrence of any other event that may or will impact Hovione’s ability to fill an accepted Purchase Order by the requested delivery date.  The foregoing will not be deemed a limitation on Hovione’s obligations or the rights of Client under this Agreement.

5.8             Product Title and Shipment.  Any Product Manufactured by Hovione pursuant to this Agreement will, after release by Hovione, or, at Client’s request under quarantine pending final release by Hovione (i) be packaged and prepared for shipment in accordance with the Shipping Instructions), and delivered FCA the Facility (Incoterms 2010), or (ii) be stored by Hovione at the Facility, as requested by Client and agreed by Hovione in advance in writing.  Title and risk of loss will pass to Client in accordance with FCA (Incoterms 2010) upon delivery of Product, or upon release of Product by Hovione, if Product is, at Client’s request, stored by Hovione.  Product will be shipped via a carrier designated in writing by Client, and will be packaged for delivery in accordance with the Shipping Instructions to the location specified by Client in the applicable Purchase Order.

5.9             Storage.  Hovione will maintain all Products stored by Hovione in accordance with the storage specifications for the Product as agreed upon between the Parties in writing.

5.10           Invoices.  Hovione will be entitled to send invoices to Client with respect to a Batch of Product upon the issuance by Hovione to Client of the Certificate of Analysis or Bulletin of Analysis, as described in an applicable Work Order, for the Batch but not earlier than the specified delivery date of the Product to Client.  Subject to Section 6.6, invoices are payable by Client in accordance with Section 7.4.

5.11           Conflicts.  In the event of any conflict between this Agreement and any accepted Purchase Order or issued invoice, the terms of this Agreement shall control.

SECTION 6.           QUALITY CONTROL.

6.1             Quality Control.  Hovione will apply its quality control procedures and in-plant quality control checks to the Manufacture of Product for Client, including both Manufacture of Product as part of Development Services and Manufacture of Product as part of Manufacturing Services, in accordance with Applicable Laws and other industry standards.  In addition, Hovione will test and release Product in accordance with the Product Specifications and the Master Batch Documentation.

6.2             Batch Records and Deviations.  Upon completion of any Product testing required to be done by Hovione under this Agreement for a Batch, Hovione will make the Batch available to Client in accordance with (i) or (ii) of the first sentence of Section 5.8, and will provide to Client copies of the Batch Records related to such Batch, and the Certificate of Analysis or Bulletin of Analysis, as described in an applicable Work Order, and quality control records containing the raw data from test results related to the Certificate of Analysis or, if requested in advance in writing by Client, make such Batch Records available to Client for review at the Facility.  The date when the Batch and Batch Records and the Certificate of Analysis or Bulletin of Analysis, as described in an applicable Work Order, are delivered or, at Client’s request, otherwise made available to Client, is the “Batch Delivery Date”.  All deviations from the Manufacturing Standards will be investigated and fully documented by Hovione.  Documentation related to any such deviation and investigation will be retained as part of the Batch Records for the Batch affected.  When reasonably deemed necessary, Client reserves the right to request a more in-depth investigation of any deviation by Hovione.  Hovione and Client will work together in determining the need for additional investigational work.  If Client approves of any significant deviation from the Manufacturing Standards, then such approval will be obtained in writing (.pdf electronic document confirmation is acceptable).  At Client’s request, Client and Hovione will jointly provide the documented product impact assessment for all deviations that may impact the Product.

6.3             Quality Assurance.  The Parties will negotiate and approve a quality agreement (“Quality Agreement”) outlining the responsibilities and key contacts for quality and quality-related issues consistent with the terms of this Agreement.  The Parties will use good faith efforts to negotiate and execute the Quality Agreement for Development Services no later than * days after the Effective Date, but in any event prior to commencement of Manufacturing of any cGMP Batches, and the Quality Agreement for Manufacturing Services no later than * days after a Commercial Supply Election.  Matters that may be addressed in the Quality Agreement include, but are not limited to, quality responsibilities related to recalls, complaints, annual Product reviews, returned goods, regulatory audits, and compliance with such other quality-related concerns as are deemed appropriate by the Parties.

6.4             Acceptance of Product. Client or Client’s designee will have * days from the Batch Delivery Date to inspect and test samples of the Product, using the testing methods identified in the Product Specifications (unless the Parties mutually agree in writing to any alternative testing methods) and review the Batch Records (the “Inspection Period”), and will give Hovione notice (a “Deficiency Notice”) (i) of any Product that fails to comply with any of warranties of Hovione stated in Section 13.2(a) or that is delivered without a Certificate of Analysis or Bulletin of Analysis, as applicable; (ii) if applicable, of any shortages reconciled against the relevant Purchase Order; and (iii) of any Product that does not comply with the Manufacturing Standards.  Such notice shall specify the nature of the Product’s non-compliance.  In the event Client fails to provide Hovione with a Deficiency Notice for Batch of Product within the Inspection Period, then such Batch of Product will be deemed to have been accepted by Client.  Notwithstanding anything in this Agreement to the contrary, the remedies available to Client under this Section 6 will be extended if Client discovers a latent defect in a Batch of Product within * after the date of delivery of such Batch of Product provided that Client provides a Deficiency Notice to Hovione within * days after Client’s discovery of such latent defect.  Nothing in this Section shall be deemed a limitation on Client’s rights and Hovione’s obligations under Section 14.2.

6.5             Determination of Deficiency.  Upon receipt of a Deficiency Notice, Hovione will have * business days from Hovione’s receipt of the Deficiency Notice (the “Response Date”) to advise Client in writing that (a) it disagrees in good faith with the contents of such Deficiency Notice, or (b) that despite using good faith efforts, additional time will be required to assess the Deficiency Notice (either, a “Response Notice”).  In the case of a Response Notice identifying that additional time is required, the Response Notice shall specify how much additional time is reasonably required by Hovione, which shall not be more than * business days unless Hovione specifically identifies issues that cannot be properly addressed within such * period, and the Response Date will be deemed extended by such period.  If Hovione does not respond to the Deficiency Notice within the Response Date the Deficiency Notice will be deemed accepted by Hovione.  If Client and Hovione fail to agree within * business days after Client’s receipt of a Response Notice from Hovione as to whether the Product satisfies the Manufacturing Standards then the Parties will promptly mutually select an independent laboratory that meets the requirements of cGMP, if Product analysis is required, and an independent Third Party expert with manufacturing expertise, as appropriate, if any other evaluation is required, in either case, of recognized standing in the industry (each such laboratory or expert to be referred to as, an “Independent Expert”), to evaluate a representative sample of Product, using a review of Batch Records and the testing methods described in the Product Specifications, to determine if the Product is nonconforming from the relevant Product Specifications or to otherwise determine whether Product meets the Manufacturing Standards.  Consent to the appointment of such Independent Expert shall not be unreasonably withheld or delayed by either Party.  Such evaluation will be binding on the Parties absent manifest error, and if such evaluation certifies that the Product is nonconforming from any Product Specifications or otherwise does not meet the Manufacturing Standards, Client may reject said Product as set forth in Section 6.6.  If such evaluation reveals that the Product in question complies with the Product Specifications and meets the other Manufacturing Standards then Client will be deemed to have accepted delivery of such Product upon the Independent Expert issuing its opinion.  The fees and expenses of the Independent Expert incurred in making such determination shall be paid by the Party against whom the determination is made.

6.6             Rejection.

(a)                 Subject to Sections 6.4, 6.5, 6.6(b) through 6(e) and 6.7, Client has the right to reject and return, *, any portion of any shipment of Product as to which (i)  Hovione has not sent a Response Notice within * business days from its receipt of a Deficiency Notice; (ii) an Independent Expert engaged under Section 6.5 has found is nonconforming from the Product Specifications or otherwise does not meet the Manufacturing Standards, or (iii) the Parties agree is nonconforming from the Product Specifications or has not been Manufactured in accordance with the Manufacturing Standards, without invalidating any remainder of such shipment.  For clarity, the Deficiency Notice will apply only to those portions of the shipment identified in the Deficiency Notice and the remedies set forth in this Section 6.6 will not apply to any other portions of such shipment.

(b)                 In such event, Hovione will, at * cost subject to Sections 6.4, 6.5, 6.6(a), 6.6(c) and 6(e) and 6.7, within * days after receipt of additional Client-Supplied Materials, or as mutually agreed to between the Parties, replace such rejected amounts with Product that conforms with the Product Specifications and has been Manufactured in accordance with the Manufacturing Standards, except that in the case where such nonconforming Product was the result of Hovione’s gross negligence or willful misconduct, then Hovione will, at Client’s election, either, (i) * days after receipt of additional Client-Supplied Materials, replace, at * cost, such rejected amounts with Product that, subject to Section 6.6(e) conforms with the Product Specifications and has been Manufactured in accordance with the Manufacturing Standards, or (ii) refund to Client all amounts paid by Client for such amount of Product within * days of Client’s election of a refund.

(c)                 Material Losses/Gains.  In the event there has been any Material Loss or Material Gain in any calendar year during the Term, the following terms will apply:

(i)        Prior to Process Validation Completion: Material Loss.  Prior to Process Validation Completion for the Product and subject to the limits set forth in Section 14.4, Hovione will, within * days of the end of each calendar year, issue Client a credit in the amount of the quantity of Materials represented by such Material Loss, but solely to the extent such Material Loss results from Hovione’s gross negligence or willful misconduct or failure to perform Manufacturing activities in accordance with the Master Batch Documentation and cGMP.

(ii)       After Process Validation Completion: Material Loss.  Subject to the limits set forth in Section 14.4 and the offset provisions of Section 6.6(c)(iii), after Process Validation Completion, Hovione will, within * days of the end of each calendar year, issue Client a credit in the amount of the quantity of Client-Supplied Materials represented by such Material Loss.

(iii)      After Process Validation Completion: Offset for Material Gain.  After Process Validation Completion, any Material Loss in each calendar year will be offset by *of any Material Gain in such calendar year prior to calculation of the credit to be issued to Client under Section 6.6(c)(ii).

(iv)      Report.  For each calendar year during the Term, Hovione will provide Client with a written report showing how the credit was calculated in this Section 6.6(c), including showing the amount of Material Loss and any Material Gain during such calendar year, and describing the nature of any Material Loss and Material Gain, respectively, during such calendar year.

(v)       Reimbursement.  Within * days of the termination or expiration of this Agreement, Hovione will pay to Client, or Client will pay to Hovione, as the case may be,  an amount equal to the value of any credits accrued under this Section 6.6(c); provided however, that any amounts that a party is required to pay pursuant to this Section 6.6(c)(v) may be offset against other amounts otherwise owed to such client pursuant to Section 12.4 of this Agreement, as the case may be.

(d)           Sole Remedy.  The remedies set forth in this Section 6.6 are Client’s sole remedy under this Agreement with respect to non-conforming Product.  Notwithstanding the foregoing, nothing in this Section shall be deemed a limitation on Hovione’s obligations, or Client’s rights, under Sections 8.11 or 14.2.

(e)           Prior to Process Validation Completion: Conformance.  Notwithstanding anything in this Section 6 to the contrary, prior to Process Validation Completion the remedies available to Client under this Section 6 will not apply to Product that fails to conform to the Product Specifications or subsection (ii) of the Manufacturing Standards, unless such failure resulted from Hovione’s negligence or willful misconduct or failure to perform Manufacturing activities in accordance with the Master Batch Documentation and cGMP.

6.7             Nonconformity of Client-Supplied Materials.  Notwithstanding anything to the contrary in this Agreement, Product will not be considered to be nonconforming with Product Specifications or the Manufacturing Standards if such failure is a result of a latent defect caused by Client-Supplied Materials.

SECTION 7.           PAYMENT TERMS.

7.1             Development Fees.  Client will pay for Development Services (including fees and specified pass-through costs) in accordance with the applicable payment terms for such Development Services as specified in the applicable Work Plan (the “Development Fees”), but not to exceed, in the aggregate with respect to any Work Plan, the cap for Development Fees specified in the Work Plan, unless the Work Plan and payment amounts and payment schedule have been amended in writing through a Change Order signed by both Parties in accordance with the terms of Section 2.3.

7.2             Supply Price for Manufacturing Services.  Based on the outcome of the Development Services and no later than * days after Process Validation Completion, the Parties will mutually agree in writing on a price per kg of Product (not including the cost of Client-Supplied Materials) for Manufacture of commercial supplies of Product (the “Supply Price”) to apply in the event of a Commercial Supply Election, provided that in no event will the negotiated per unit Supply Price exceed *per kg., not including the *, subject to adjustment as set forth in Section 7.3.

7.3             Client will pay for Product Manufactured under this Agreement and delivered pursuant to each accepted Purchase Order at the per unit Supply Price agreed upon under the preceding sentence, provided, that, for the sake of clarity, the cost of Manufacture of Product as part of Development Services is included in the Development Fees, and there will not be an additional Supply Price for such Manufacture.

7.4             Supply Price Increases.  Not more than *, commencing * delivery of the first Batch of Product ordered after Process Validation Completion, Hovione may increase the Supply Price by *.

7.5             Costs Savings. The Parties agree to work together diligently and in good faith to achieve costs savings on both Materials and processes used in the Manufacture of Product (“Costs Savings”).  In the event that the following initial Costs Savings (per kg) amounts (as such amounts may be amended as set forth below, the “Initial Cost Savings Targets”) are achieved, * of the Initial Cost Savings Targets shall benefit *:

•	Initial Costs Savings Target Related to *
	(reduction in molar equivalence) is Realized at Scale:	*

•	Initial Costs Savings Target Related to an Alternate Supplier
	of * Following the Qualification of Such Alternate Supplier:	*

For the avoidance of doubt, * of the actual Cost Savings achieved that are equal to or less than the Initial Cost Savings Targets listed above will benefit *.  In the event the Initial Cost Savings Targets cannot be achieved, the parties will agree to a reduced Initial Cost Savings Target to reflect those amounts actually achieved.  In the event that the total amount of actual Cost Savings exceeds the Initial Costs Savings Targets, the Parties agree * such Costs Savings that exceed the Initial Cost Savings Targets (such Cost Savings that exceed the Initial Cost Savings Target being referred to as the “Excess Cost Savings”). The following example is an application of the foregoing Cost Savings principles:

•

*

7.6             Invoices.  Hovione will send Client an invoice according to the invoice schedule outlined in the applicable Work Plan for Development Services, or in accordance with Section 5.11 for Manufacturing Services, as applicable.  Payment on undisputed invoices will be due * days after receipt of the applicable invoice by Client.  In the event any undisputed payment is not made on time, Hovione will be entitled, in addition to its other rights and remedies to assess a late fee on any undisputed amounts not paid when due, on a pro rata basis, at a rate of *.  All payments due under this Agreement will be paid in U.S. Dollars by wire transfer of immediately available funds to the following bank account:

HSBC Bank (through correspondent bank, HSBC Bank USA)

Bowery Street

New York, NY 10012

For the Account of Hovione International Ltd.,

Account *

7.7             Audit.  For a period of *, Client will have the right to conduct an audit of Hovione’s records with respect to (i) Hovione’s costs for any Supply Price increases imposed by Hovione under Section 7.3; (ii) any pass-through costs paid as part of Development Fees; and (iii) any Material Loss and Material Gains under Section 6.6(c).  In the event any audit shows that a Supply Price increase paid by Client in any year exceeded the permitted Supply Price increase under Section 7.3 or Client overpaid Development Fees or Hovione underpaid any amount due Client or underpayment Client of any amounts due Hovione under Section 6.6(c) then Hovione will credit the overpayment or underpayment by Client or the underpayment or overpayment by Hovione to the next invoice issued to Client immediately following written notice of the results of such audit.  * shall bear the costs and fees associated with any audit conducted under this Section 7.5; provided, however, that if such audit demonstrates that *, then the costs and fees associated with the audit shall be paid by *.

7.8             Taxes.  Except as expressly set forth in the Work Plan, all fees are exclusive of value-added taxes.  If Client is required by law to pay or withhold any income or other taxes on behalf of Hovione with respect to amounts paid to Hovione under this Agreement; (i) Client shall deduct such taxes from the amounts paid to Hovione; (ii) any such tax required to be paid or withheld shall be an expense of and borne solely by Hovione; and (iii) Client shall promptly provide Hovione with a certificate or other documentary evidence to enable Hovione to support a claim for a refund or foreign tax credit. Notwithstanding the foregoing, Client shall be solely responsible for any taxes including, but not limited to value-added tax or importation duties, related to Client-Supplied Materials.

SECTION 8.           COMPLIANCE AND REGULATORY MATTERS.

8.1             Compliance with Manufacturing Standards.  Except for those Batches specifically specified as non-cGMP Batches in the Work Plan and subject to Section 6.6(e), all Product delivered to Client under this Agreement will meet the Manufacturing Standards.

8.2             Modification of Product Specifications.  Prior to Process Validation Completion, any changes to the Product Specifications will be reviewed and approved in writing by both Parties and, to the extent the change affects the fees set forth in a Work Plan, will be documented in a Change Order or a new or amended Work Plan by the Parties.  After Process Validation Completion, Hovione will implement any modification, material or otherwise, to any Product Specifications as requested by Client or a Regulatory Authority (but under no circumstances without the consent of Client), subject to agreement by the Parties on a Change Order or a new or amended Work Plan or amendment to the Supply Price, as applicable, if such change will affect the fees set forth in a Work Plan or the costs used in the calculation of Supply Price under Section 7.2.  If such modification results in the requirement to reprocess and/or retest previously Manufactured and otherwise acceptable Product, any additional costs incurred by Hovione in such reprocessing and/or retesting will be paid by * within * days after Client’s receipt of the final report of the results of the retest or reprocessing or as otherwise set forth in the relevant Work Plan.  If any modification to any Product Specifications is requested by a Regulatory Authority, but not agreed to by Client and the failure of Client to provide such consent cannot otherwise be resolved as between Client and Hovione, the matter shall be resolved pursuant to Section 18; provided however; nothing contained herein shall prevent Hovione from taking any and all actions it reasonably believes are required to comply with all Applicable Laws and all obligations imposed by any Regulatory Authority.

8.3             Modification of Product Process.  Hovione will make changes to the Manufacturing Process or the Master Batch Documentation or other Manufacturing Documents as requested by Client or a Regulatory Authority, subject to agreement by the Parties on a Change Order or a new or amended Work Plan or amendment to the Supply Price, as applicable, if such change will affect the fees set forth in a Work Plan or the costs used in the calculation of Supply Price under Section 7.2, but will not otherwise make any such change with respect to the Manufacture of the Product without the prior written approval of Client. Client will be responsible for obtaining all necessary regulatory approvals from Regulatory Authorities, if any are required, in connection with any proposed change to the Manufacturing Process.

8.4             Changes to Facility.  Hovione will not use any facility in the Manufacture of Product other than the Facilities.  Hovione will not make any change at the Facility that would result in a change of the Manufacturing Process or may affect the identity, quality, purity, potency or bioavailability of Product or that would otherwise require prior approval of any applicable Regulatory Authority without giving Client at least * days’ prior written notice of such change and making available to Client all information required for applicable Regulatory Authority approval.  Hovione will notify Client, in writing, of all other changes to the Facilities as required by Applicable Law.

8.5             Environmental Compliance.  The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated by or on behalf of Hovione in connection with the Manufacture of Product and other Services under this Agreement will be the responsibility of Hovione, at the cost and expense of Hovione.  Without limiting other legally applicable requirements, Hovione will prepare, execute, and maintain as the generator of waste, all licenses, registrations, approvals, authorizations, notices, shipping documents and waste manifests required under Applicable Laws.  Client will provide Hovione the information set forth in Section 3.4.

8.6             Audit by Client.  Upon at least * business days’ prior written notice, and, subject to the next sentence, no more than * per Facility, Hovione will permit two (2) (or such other number of persons agreed to by Hovione) Client representatives (which may include representatives of Client’s Affiliates and any of their respective consultants, but will not include representatives who are competitors of Hovione) who are subject to confidentiality obligations no less stringent than the confidentiality obligations set forth in this Agreement, to conduct, during normal business hours during the Term, quality assurance audits and inspections of Hovione’s Records and the Facilities related to Development Services or Manufacturing Services solely to ascertain compliance by Hovione with the terms of this Agreement in the performance of the Services.  Notwithstanding the foregoing, (i) the vendor selection audit performed on the 12th and 13th of May, 2011 by Client or Client’s representatives to qualify Hovione as a vendor does not qualify as an * audit and (ii) any vendor selection audit to qualify Hovione to perform additional Services other than the Services included in the Work Plan that is attached as Appendix D, and preparatory audits conducted in preparation for an approval inspection by a Regulatory Authority may be conducted in addition to the foregoing * audit; and (iii) Client may, upon * business days’ written notice, conduct additional audits in the event any audit conducted by Client or an audit by a Regulatory Authority reveals a material compliance deficiency.  All information disclosed or ascertained by Client in connection with any audit or inspection that is not Confidential Information of Client will be deemed to constitute Confidential Information of Hovione, subject to the terms of Section 11.  Except as expressly set forth in the Work Plan, the costs of Hovione personnel participating in any audit under this Section will be borne by *.

8.7             Regulatory Authority Inspections. Hovione will be responsible for inspections of its Facilities by any Regulatory Authorities, and will, to the extent permitted by Applicable Law, within * business days of receipt of notice from a Regulatory Authority, notify Client if such inspections are directly related to the Manufacture of Product or if the results of a non-related inspection could reasonably be expected to impair the ability of Hovione to perform in accordance with this Agreement.  With respect to inspections solely related to the Product, Hovione will, to the extent permitted by Applicable Law, (i) provide Client with copies of all documents, reports or communications received from or given to any Regulatory Authority associated therewith; (ii) permit Client’s representatives to be present on site and participate, as appropriate, based on questions or requests specific to Client or Product, and as permitted by Regulatory Authorities, in such inspections and participate in the wrap-up sessions; and (iii) allow Client the opportunity to review and provide comments to Hovione with respect to matters related to the Product, and Hovione will draft any such correspondence to Regulatory Authorities taking into account Client’s comments.

8.8             Cure of Deficiencies.  Hovione will be responsible for correcting any deficiencies identified in any inspection of the Facilities conducted by any Regulatory Authority from the U.S, the European Union or Japan or by any other Regulatory Authority if the deficiency is a failure to comply under Applicable Law under this Agreement, at the cost of Hovione.  In addition, following any audit provided for in Section 8.6, Client will discuss its observations and conclusions with Hovione and any corrective actions will be discussed by the Parties. If Hovione agrees that an item identified by Client is a deficiency (such agreement not to be unreasonably withheld, conditioned or delayed) for which Hovione is responsible, Hovione will correct such deficiency, at the sole cost of *.

8.9             Interactions with Regulatory Authorities.  Except as set forth in Section 8.7 or for approvals and licenses required with respect to the Facilities which will be the responsibility of Hovione and, except for any portion of the CMC Documentation to be prepared by Hovione as part of Development Services, Client will be responsible for the preparation and filing of Regulatory Filings, if any, and for all contacts and communications with any Regulatory Authorities with respect to matters specifically relating to Product, and Hovione will have no such contact or communication with any Regulatory Authority without the prior written consent of Client.  Hovione will notify Client promptly (and in no event later than *) after Hovione receives any communication from any Regulatory Authority related in any way to the Development Services or Manufacturing Services of Product.  Hovione will provide Client with copies of any such correspondence or other communication within * of receipt of such communication by Hovione.  Hovione will use commercially reasonable efforts to consult with Client regarding the response to any inquiry or observation from any Regulatory Authority relating to Product and, except with respect to matters related to the Facilities, will allow Client, at its discretion, to participate in any further contacts or communications relating to Product.  Hovione will comply with all reasonable requests and comments by Client with respect to all contacts and communications with any Regulatory Authority relating in any way to the Development Services or the Manufacturing Services provided however, that such participation will not prohibit Hovione from responding directly to any Regulatory Authority as required by Applicable Law.  Hovione will provide Client with drafts of any correspondence or other reports to be submitted to Regulatory Authorities concerning the Development Services or the Manufacturing Services for review prior to submission, will consider in good faith Client’s comments, and will provide final copies to Client promptly after submission.  All documents provided to Client under this Section 8.9 may be redacted to remove confidential information of Third Parties.

8.10           Product Complaints.  If Hovione becomes aware that any of the Products Manufactured under this Agreement, whether as part of Development Services or Manufacturing Services, are or may become harmful to persons or property, or that any such Product has become adulterated, contaminated or misbranded, or that the design or manufacture of the Products is defective in any manner which is or may be in violation of Applicable Laws, Hovione shall promptly give written notice to Client, including all relevant information with respect thereto.  Without limiting the generality of the foregoing, Hovione will give Client written notice of any report of a medical or non-medical complaint related to Product Manufactured by Hovione.  Client will be responsible for customer response communications and communications to patients and physicians, to the extent applicable, and reports to Regulatory Authorities.  If any such complaint or report relates to a death or injury following administration of Product or otherwise relates to Product quality, purity, safety or effectiveness, Hovione will notify Client in writing of such complaint or report within *.  All other notices of a complaint or report will be provided to Client within * business days. If Client receives, or reasonably determines that a complaint or report on the Product relates to Product quality, purity, the Manufacturing Standards, or the Facility, Client will notify Hovione promptly in writing of such complaint or report but in any event no more than within * business days.  Hovione will cooperate by conducting any investigation related to Manufacturing of Product related to any such complaint as Client may reasonably request.  Additional processes related to handling and reporting of complaints will be set forth in the Quality Agreement.

8.11           Recalls.  Product recalls will be the responsibility of, and under the control of, Client.  In the event that Hovione has reason to believe that any Product should be recalled or withdrawn from distribution, it will promptly inform Client in writing of such belief.  Client will notify the appropriate Regulatory Authorities of any recall, if required under Applicable Law, and will be responsible for coordinating all necessary activities regarding the action taken.  Hovione and Client will fully cooperate to complete the recall, and will thereafter resolve any allocation of liability as may be appropriate in accordance with the terms of this Agreement.  The costs and expenses of conducting any recall will be treated as follows:

(a)                 If any Product is recalled as a result of Hovione’s negligence or willful misconduct in Manufacture of the Product or failure to Manufacture Product in accordance with the Manufacturing Standards then, except to the extent the recall resulted from any failure of Client-Supplied Materials unless Hovione knew of, or should have known of a failure of the Client Supplied Materials to conform to the applicable Material Specifications, as a result the testing of Client-Supplied Materials the parties had mutually agreed in writing would be performed by Hovione as part of Services, *.  In addition, in such event, Hovione, *, will promptly replace such rejected and recalled amounts with Product that conforms to the Product Specifications and is Manufactured in accordance with the Manufacturing Standards and shall reimburse Client for Material Loss in accordance with Section 6.6. Hovione’s total liability to Client under this Section 8.11 for each particular recall, market withdrawal or correction shall not exceed the aggregate Manufacturing Fees, if any, paid by Client to Hovione for the total amount of Product that is contained in the drug product that is recalled, withdrawn from the market or corrected. In addition, the limitations set forth in Section 14.4 hereof shall also apply to any liability of Hovione under this Section 8.11.

(b)                 If each Party contributes to the cause for a recall, the amounts contemplated under paragraph (a) will be *; and

(c)                 All recalls of Product supplied to Client under this Agreement other than those described in clauses (a) or (b) will be at * sole expense.

Client will give Hovione prompt written notice of any Product recalls for which Client believes Hovione has responsibility under Section 8.11(a) or (b).

8.12           Information.  Hovione will supply to Client, for use by Client and its Affiliates and their respective licensees or sublicensees and contractors who are subject to written obligations of non-use and confidentiality with Client at least as stringent as those obligations set forth in this Agreement, such data and information related to Development Services and Manufacturing Services as Client may, from time to time reasonably request, including, but not limited to, information in support of filings, if any, with Regulatory Authorities or in response to questions from Regulatory Authorities, concerning the Development Services or the Manufacture of Product.

8.13           Client Employees On-Site.  During the Term of this Agreement, Client will have the right to have up to * on site to observe Development Services and Manufacturing Services during Client’s normal business hours of 8 A.M. to 5 P.M. local time in the location at which the Development Services or Manufacturing Services are being performed or at such other reasonable time(s) as Hovione may agree to upon the request of Client, such agreement not to be unreasonably withheld, conditioned or delayed by Hovione.  Client agrees to require each of its employees on site to comply with posted policies or other written policies of Hovione of which Client is made aware, in each case to the extent such policies are in compliance with Applicable Laws.

8.14           Records and Retained Samples.  Hovione will maintain all materials, data and documentation obtained or generated by Hovione in the course of performing the Development Services or Manufacturing Services under this Agreement, including all reference standards, retained samples of Product and key intermediates, and computerized records and files (the “Records”) in a secure area reasonably protected from fire theft and destruction for the longer of (i) * after completion of the applicable Work Plan under which such Records were generated or (ii) * past the last expiration date of Product supplied under this Agreement, or, in each case, such longer period as is required by Applicable Law (the “Retention Period”).  At the end of the Retention Period, all Records will, at Client’s option, either be (a) delivered to Client or to its designee in such form as is then currently in the possession of Hovione, (b) retained by Hovione, *, until further disposition instructions are received or (c) disposed of, at the direction and written request of Client.  In no event will Hovione dispose of any Records without first giving Client at least * days’ prior written notice of its intent to do so and an opportunity to have the Records transferred to Client.  While in the possession and control of Hovione, Records will be available during audits or at other mutually agreed to times for inspection, examination, review or copying by Client and its representatives; provided, however, that Hovione may exclude or redact from such Records any confidential or proprietary information of Third Parties.  Notwithstanding anything in this Section to the contrary, Hovione may retain copies of any Records as necessary to comply with Applicable Law, regulatory requirements or its obligations under this Agreement, subject to the obligations of confidentiality of Hovione under this Agreement.

8.15           Other Notices.  Hovione will notify Client within * business days (or such shorter period as may be required by applicable law) of becoming aware of (i) any error or mistake in the Batch Records with respect to Product; and (ii) any other event that might reasonably be expected to have an adverse effect on Hovione’s ability to meet its obligations under this Agreement with respect to Services.  The foregoing notices shall not relieve Hovione of any liability hereunder associated with the subject of such notices.

SECTION 9.           INTELLECTUAL PROPERTY.

9.1             Existing Proprietary Information.  All rights to and interest in Hovione Background Intellectual Property and Confidential Information of Hovione will remain the exclusive property of Hovione, subject to the license granted to Client under Section 10.3, and all rights to and interest in Client Background Intellectual Property and Confidential Information of Client will remain the exclusive property of Client subject to the license granted to Hovione under Section 9.2(b).

9.2             Client Intellectual Property.

(a)                 Assignment of Product-Related Intellectual Property.  Hovione hereby assigns to Client all of the right, title and interest of Hovione in and to the Product-Related Improvements.  Hovione agrees to assist Client in securing for Client any patents, copyrights or other proprietary rights in Product-Related Know-How, and agrees to take such actions and execute such documents as Client may reasonably request in connection with providing such assistance or otherwise to vest in Client all right, title and interest in Product-Related Improvements.  Hovione will be compensated for all of its reasonable out-of-pocket costs and expenses associated with such requested assistance.  To the extent Product-Related Improvements cannot be assigned to Client under this Section, Hovione grants to Client and its Affiliates an exclusive perpetual, irrevocable, transferable, fully paid-up, worldwide license, with the right to grant sublicenses, under such Product-Related Improvements for any and all purposes.

(b)                 License Grant.  Client hereby grants to Hovione a worldwide, nonexclusive, fully paid-up license, without the right to grant sublicenses except to subcontractors specifically approved by Client under Section 16(b), to any Client Background Intellectual Property and Product-Related Improvements solely for use in Manufacturing of Product for Client under this Agreement.

9.3             Hovione Improvements.  Hovione will remain the owner of all of its rights to and interest in Hovione Improvements, subject to the rights and licenses granted to Client and its Affiliates under Section 10.3 provided in any case, that Hovione will not use any Hovione Improvements in violation of Section 2.7.

9.4             Patents.  Client will have the exclusive right to prepare, file, prosecute, maintain and defend, at * expense, any patent applications and/or patents that claim Product-Related Improvements.  Hovione will have the exclusive right to prepare, file, prosecute, maintain and defend, at * expense, any patent applications and/or patents that claim Hovione Improvements.

9.5             Development Deliverables.  Client will own the Development Deliverables except for any Proprietary Formats and other Confidential Information of Hovione contained in such Development Deliverables.  Client will have the right to transfer the Development Deliverables to one or more Third Parties, including Confidential Information of Hovione contained in such Development Deliverables, provided that such Third Parties, other than Regulatory Authorities, are subject to confidentiality and non-use terms with respect to Confidential Information of Hovione no less restrictive than those set forth in this Agreement, and provided further that, to the extent feasible and reasonably practical, Client uses good faith efforts to remove the Proprietary Formats that do not fall under the exceptions set forth in Section 11.2 prior to transferring the Development Deliverables to such Third Party other than Regulatory Authorities unless Hovione otherwise agrees in writing.  Notwithstanding anything in this Agreement to the contrary, Client will not be required to remove Proprietary Formats prior to transferring the Development Deliverables to an Affiliate of Client or to a consultant of Client providing quality assurance/quality control services pertaining to this Agreement to Client or providing regulatory support services with respect to Product as long as such Affiliate or consultant is bound by obligations of confidentiality and restrictions on use at least as stringent as those set forth in this Agreement.  For the sake of clarity, and not in limitation of any term of this Agreement, Hovione will not have the right to use the Development Deliverables or Product-Related Improvements for any purpose other than performance of the Development Services or Manufacturing Services for Client and its Affiliates under this Agreement.  For clarity, nothing herein is intended to limit Hovione’s right to use the Proprietary Formats and other Confidential Information of Hovione contained in the Development Deliverables.

9.6             Third Party Technology.  Hovione will not knowingly utilize in the performance of the Development Services or in the Manufacture of Product under this Agreement or incorporate into the Manufacturing Process or any Development Deliverables any technology or materials covered by proprietary rights of a Third Party except as Hovione is freely permitted to do without further compensation by Client to Hovione or to any Third Party.

SECTION 10.             TECHNOLOGY TRANSFER AND LICENSE GRANT

10.1           Internal Technology Transfer.  Notwithstanding anything in this Agreement to the contrary, internal technology transfer activities conducted by Hovione within the Facilities will be the * responsibility of * of the final technology transfer plan and of the technology transfer data package that establishes that the activities have been successfully transferred.  For sake of clarification, internal technology transfer activities do not include production of any registration and/or validation batches required to qualify another facility to the extent such activities are set forth in a mutually agreed upon Work Plan.

10.2           Technology Transfer to Third Party.

(a)                 General.  Hovione will, at Client’s request upon the occurrence of (b)(i), (b)(ii) or (b)(iii) below and subject to the applicable terms set forth in such subsections, cooperate with Client in the transfer of the Manufacturing Process and Master Batch Documentation to one (1) Third Party designated by Client by providing such technical assistance and documentation as Client may reasonably request (a “Technology Transfer”).

(b)                 Technology Transfer Terms.

(i)        Because of Termination by Hovione.  In the event of termination of this Agreement by Hovione under Section 12.2(d), Client may exercise its right to Technology Transfer, but must exercise its right to a Technology Transfer within * after notice of termination by Hovione pursuant to Section 12.2(d).  Any Technology Transfer under this subsection (i) will be provided by Hovione * to Client.

(ii)       Because of Supply Failure.  Upon the occurrence of a Supply Failure  or in the event of termination of this Agreement by Client under Section 12.3(a), (b) or (c), Client may exercise its right to a Technology Transfer provided that in the case of a Supply Failure, if Client fails to exercise Client’s right to a Technology Transfer prior to Hovione remedying such Supply Failure, then such right due to a Supply Failure will be suspended until such time, if ever, that another Supply Failure occurs.  Any Technology Transfer under this subsection (ii) will be provided by Hovione at no charge to Client.

(iii)          Qualification of Second Supplier.  Subject to the terms of this Agreement, Hovione recognizes that Client may wish to use an additional manufacturer to Manufacture or process Product in order to, among other reasons, reduce or spread Client’s business risk and Hovione agrees, at Client’s request, to provide a Technology Transfer to such additional manufacturer.  All Technology Transfer costs billed by Hovione pursuant to this subsection (iii) shall be paid *.

(iv)          No Limitation on Use of Development Deliverables.  For the sake of clarity, this Section 10.2 is not intended to be a limitation of Client’s rights under Sections 9.5 or 10.3 and, without being considered Technology Transfer under this Section 10.2, Hovione will make available the Manufacturing Documents and other Development Deliverables to Client, at Client’s request.

10.3           License Grant to Client.  Subject to Sections 11.3 and 9.5, Hovione hereby grants to Client an irrevocable (with respect to Product), worldwide, nonexclusive, fully paid-up license, with the right to grant sublicenses, to any Hovione Background Know-How and Hovione Improvements which have been incorporated into the Manufacturing Process or into any Development Deliverable (including, subject to Section 9.5, any Proprietary Formats) and under any corresponding Hovione Background Patent Rights and under Hovione’s intellectual property rights covering Hovione Improvements, in each case, solely for use in manufacturing of Product whether by Client or any of its Affiliates, or any of their respective licensees or sublicensees or by a Third Party for the benefit of Client or any of its Affiliates or any of their respective licensees or sublicenses solely for use in manufacturing of Product.

10.4           Requirements for Sublicenses.  Client shall be solely responsible for the actions of any Third Party or Affiliate of Client to which Client sublicenses its rights under Section 10.3.  Client shall cause any such sublicensee to be bound by, and to comply with, (i) the limitations on Client’s rights granted in Section 10.3, and (ii) confidentiality requirements relating to the Hovione Background Know-How, Hovione Improvements and other Hovione Confidential Information that are no less strict than those applicable to Client under this Agreement.

SECTION 11.             CONFIDENTIAL INFORMATION.

11.1           Obligation.  A Party (the “Receiving Party”) receiving or in the possession of Confidential Information of the other Party (the “Disclosing Party”) will not, without the prior written consent of the Disclosing Party, (i) use the Disclosing Party’s Confidential Information except for purposes of fulfilling the Receiving Party’s obligations or exercising its rights under this Agreement or as otherwise expressly permitted under this Agreement, or (ii) disclose the Disclosing Party’s Confidential Information to any Third Party, except as otherwise expressly permitted under this Agreement.  The Receiving Party may disclose Confidential Information of the other Party to those employees, directors, representatives, advisors, consultants, service providers, or agents of the Receiving Party who have a specific need to know such information for permitted uses under this Agreement and who are subject to restrictions on use and nondisclosure obligations at least as stringent as those obligations set forth in this Agreement.  The obligations of each Party under this Section 11 relating to the other Party’s Confidential Information will expire * after expiration or termination of this Agreement, except that with respect to any Confidential Information comprising a trade secret of the Receiving Party, the obligations of the Receiving Party under this Section with respect to such Confidential Information will continue until the information becomes the subject of one of the exceptions set forth in Section 11.2.  The disclosure of Confidential Information by the Disclosing Party under this Agreement does not constitute the grant of any license or any other rights, or generate any business arrangements, unless specifically set forth herein or in another writing.  The Disclosing Party will, at the time of disclosure, label all trade secrets as such at the time of disclosure.

11.2           Exceptions.  Notwithstanding the foregoing, the obligations of confidentiality and nonuse under this Section 11 will not apply to, information of a Disclosing Party if such information:

(a)       is already known to the Receiving Party prior to receipt or being generated under, or related to this Agreement, as evidenced by the Receiving Party’s written records and without obligation of confidentiality;

(b)       is disclosed to the Receiving Party without restriction after the Effective Date by a Third Party who has the right to make such disclosure on a non-confidential basis and is not providing such information on behalf of the Disclosing Party;

(c)       is independently developed by or for the Receiving Party other than in connection with this Agreement without use of, reference to, or reliance on the Confidential Information of the Disclosing Party as evidenced by the Receiving Party’s written records; or

(d)       becomes available to the general public without fault of the Receiving Party.

  In addition, notwithstanding anything in this Agreement to the contrary, the Receiving Party will be entitled to disclose Confidential Information of the Disclosing Party to the extent such disclosure is required by applicable law or pursuant to a subpoena or other court order of a proper authority, provided that, to the extent permitted by applicable law, the Receiving Party gives the Disclosing Party prompt written notice of such requirement prior to such disclosure and provides assistance to the Disclosing Party, at the reasonable request and expense, of the Disclosing Party in limiting the scope of the information to be provided or in obtaining an order protecting the information from public disclosure.

11.3           Other Permitted Disclosures and Use.  Notwithstanding anything in this Agreement to the contrary, Client and its Affiliates, licensees and sublicensees may use Confidential Information of Hovione in connection with Regulatory Filings related to Product or for any other purposes that are consistent with the rights or licenses granted to Client under Section 9 and Section 10.3, including, but not limited to, using any Confidential Information of Hovione incorporated into the Development Deliverables (including, subject to Section 9.5, any Proprietary Formats) for the purpose of manufacturing Product or having Product manufactured for Client or any of its Affiliates, licensees or sublicensees by a Third Party, to the extent consistent with the terms of this Agreement.  To the extent consistent with the foregoing sentence, Client may disclose Confidential Information of Hovione (i) to any Regulatory Authority or other governmental authority and (ii) to any Affiliate of Client or to any licensee or sublicense or other Third Party who is manufacturing Product or providing related services to Client or any of its Affiliates, licensees or sublicensees, provided each such Third Party other than a Regulatory Authority is under an obligation of confidentiality and restrictions on use with respect to such information that are at least as restrictive as those applicable to Client under this Section.

11.4           Terms of Agreement.  The terms and conditions of this Agreement are the Confidential Information of both Parties.  Neither Party will disclose the existence of this Agreement or any terms and conditions of this Agreement except (a) with the other Party’s prior written consent; (b) as required to comply with foreign, federal, state or local laws and regulations (including, without limitation, federal and state securities laws and regulations or listing requirements of any stock exchange or market); (c) to advisors, investors and potential investors and potential acquirers and, in the case of Client, to existing or potential collaborators, licensees and Third Party consultants and service providers, in each case on a need-to-know basis under circumstances that ensure confidentiality; or (d) in a public announcement permitted under Section 20.6.  Notwithstanding the foregoing, Client may publicly identify Hovione as one of its contract manufacturers and as the source of Product supplied under this Agreement.

11.5           Remedies.  Each Party acknowledges that the remedy at law for any breach of this Section 11 may be inadequate, and the full amount of damages that may result from such breach may not readily susceptible to being measured in monetary terms.  Accordingly, in the event of a breach or threatened breach by either Party of this Section 11, the other Party will be entitled to seek immediate injunctive relief and specific performance.  Such remedies will be in addition to any other remedies that may be available in law or equity.

SECTION 12.             TERM AND TERMINATION

12.1           Term.  This Agreement will become effective as of the Effective Date, and unless earlier terminated under this Section 12, will continue in effect for * from the last to occur of (i) the completion of all Development Services under the last Work Plan executed by the Parties prior to the * of the Effective Date, or (ii) Launch Date of the Product in the first to occur of Europe, Japan or the United States subject in each of (i) and (ii) to extension by signed, written agreement of both Parties (the “Term”).

12.2           Voluntary Termination Right.

(a)                 Development Work.  Client, will have the right to terminate this Agreement, in its entirety, after each phase of the initial Work Plan attached to this Agreement as Appendix D, *.  For the avoidance of doubt, Hovione’s final invoice for each phase of the Initial Work Plan shall serve as written notification to Client of the completion of that phase of the Initial Work Plan.  In the event Client does not provide written notice of termination within * days’ of completion of a given phase of such initial Work Plan (following receipt of Hovione’s notice), Client will not have a further right of termination under this paragraph (a) until completion of the next phase of such initial Work Plan.  In addition, Client may terminate any Work Plan for Development Services executed after the initial Work Plan upon at least * days’ prior written notice to Hovione without terminating the entire Agreement.

(b)                 Termination of the Product.  In the event Client provides Hovione with written notice that Client suspends the development or commercial sale (if such suspension is following approval by a Regulatory Authority to market and sell the Product) of the Product and Client does not recommence the development or commercial sale of the Product for a period of * consecutive months following the date of such notice, then, following the expiration of such * month period, both Client and Hovione will each have the right, but not the obligation, to terminate this Agreement.

(c)                                  Process Validation Completion.  Client will have the right to terminate this Agreement within * days of Process Validation Completion or in the event Process Validation Completion does not occur by * (or any such later date as may be mutually agreed upon by the Parties in writing), within * days thereof; provided that, the basis for such Process Validation Completion having not occurred by such date was due to reasons other than Client’s material breach of this Agreement.

(d)                                 After Commercial Supply Election.  If, after occurrence of the Commercial Supply Election, either Party is dissatisfied with the other Party’s performance under this Agreement, the dissatisfied Party must provide the other Party with written notice identifying the specific issues and problems with which the dissatisfied Party is dissatisfied (the “Deficiency Notice”) and, acting in good faith, the Parties will attempt to resolve the issues and problems according to the dispute resolution provisions set forth in Section 18.2. If, despite working together in good faith, the Parties cannot sufficiently resolve the problems or issues set forth in the Deficiency Notice through the dispute resolution process set forth in Section 18.2, the dissatisfied Party may, subject to Section 12.4, terminate this Agreement upon at least * months’ prior written notice to the other Party.

12.3               Other Termination Rights.

(a)                                  For Breach.  Either Party may terminate this Agreement or any Work Plan by giving the other Party * days’ prior written notice upon the material breach of any provision of this Agreement by such other Party if the breach is not remedied prior to the expiration of such period, except that with respect to a breach of payment obligations, the preceding period shall be limited to * days, provided that the notice of breach of the payment obligation references the termination right set forth in this Section.

(b)                                 Due to Force Majeure.  Either Party shall have the right to terminate this Agreement or any active Work Plan(s) by written notice to the other Party upon the occurrence of a Force Majeure Event preventing the other Party from performing its obligations hereunder as provided in Section 19 for * days or more; provided, however, that the right to terminate under this clause shall be limited to the Work Plan(s) affected.

(c)                                  For Bankruptcy.  Either Party shall have the right to terminate this Agreement or any active Work Plan by written notice to the other Party if the other Party ceases for any reason to carry on business, or becomes bankrupt or insolvent, makes an assignment for the benefit of its creditors or has a receiver or manager appointed in respect of all or any part of its assets (which appointment will not be vacated within * days after filing) or is the subject of any proposal for a voluntary arrangement or enters into liquidation.

12.4               Actions on Termination.

(a)                                  Confidential Information and Records.  Upon termination of this Agreement for any reason, each Party will deliver to the other, or destroy at the Disclosing Party’s election, all materials, reports, and other documents (including copies thereof) in its possession or control containing Confidential Information of the other Party, and each will cease to make use of the other Party’s Confidential Information, except that (i) Client will have no obligation to return or destroy or to cease to make use of any information that Client has a continuing license to use under this Agreement or that is incorporated into Master Batch Documentation, Batch Records or other Manufacturing Documents or that is included in any regulatory filing and (ii)

neither Party will be obligated to return or destroy automatically generated copies stored on system back-up media.

(b)                                 Other Obligations on Termination.  Upon termination of this Agreement or any Work Plan(s) pursuant to this Section 12 Hovione shall suspend work at the earliest possible point and, with respect to each terminated Work Plan shall: (i) perform only those Services and activities mutually agreed upon by Client and Hovione as being necessary or advisable in connection with the close-out of the relevant Work Plan; (ii) use commercially reasonable efforts to cancel any Third Party obligations; (iii) promptly deliver to Client all materials ordered by Hovione for Customer, all Development Deliverables and all Product (including any work in process) after receipt of payment in full by Customer of the amount referenced in the next sentence for such materials, Development Deliverables not yet delivered and Product; and (iv) promptly return to Client all Client-Supplied Materials.  Upon termination of this Agreement or any Work Plan(s) pursuant to this Section 12, Client shall, with respect to each terminated Work Plan pay Hovione any monies due and owing Hovione, up to the time of termination, for Services actually performed, and all expenses reimbursable in a Work Plan or a Change Order actually incurred and any reimbursable commitments made by Hovione in connection with such Work Plan or Change Order that are not cancelable.

12.5               Survival Provisions.  Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason will not relieve the Parties of any obligation accruing prior thereto, including, but not limited to, the obligation to pay money, and will be without prejudice to the rights and remedies of either Party with respect to the antecedent breach of any of the provisions of this Agreement.  Further, Sections 1, 2.5 with respect to any final report covering Services performed prior to such termination, 2.7, 4.1(b) and (c), 6.6, 7.5, 8.5, 8.6, 8.9 through 8.11, 8.12, 8.14, 9, 10.2, 10.3, 10.4, 11, 12 14, and 17 through 20, and the last sentence of Section 5.4 (regarding binding commitments) will survive expiration or termination of this Agreement.

SECTION 13.                          REPRESENTATIONS AND WARRANTIES.

13.1               Client Representations and Warranties.  Client represents and warrants that (i) it owns or controls all of the rights in and to the Client Background Patent Rights, Client Background Know-How, and Confidential Information provided by Client to Hovione; (ii) to the best of Client’s knowledge, the use of the foregoing as contemplated in the Services shall not infringe or misappropriate the intellectual property or other proprietary rights of any Third Party and Client shall promptly notify Hovione in writing should it become aware of any claims asserting such infringement; (iii) Client shall comply with all Applicable Law in its holding, use and disposal of the Product and the Development Deliverables; and (iv) at the time of delivery to Hovione, all Client-Supplied Materials will conform to all applicable Material Specifications, cGMP to the extent applicable and all other Applicable Laws and shall not be adulterated, contaminated or misbranded at the time of delivery to Hovione.

13.2               Hovione Representations and Warranties.

(a)                                  Hovione represents and warrants: (i) that in performing its obligations under this Agreement it will comply with Applicable Laws; (ii) the Product was Manufactured in accordance with the Manufacturing Standards, ((iii) the Product will be prepared for shipment in accordance with the Shipping Instructions; and (iv) the Product, as delivered, will not be adulterated, contaminated or misbranded.

(b)                                 Hovione represents and covenants that it has not been debarred, and has not been threatened with debarment, nor have any of its employees been debarred or threatened with debarment, in each case, under Section 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992, as amended, and Hovione will not knowingly use in any capacity under this Agreement any debarred person or entity.

(c)                                  Hovione represents and warrants that, to the best of its knowledge, the use of Hovione Background Intellectual Property in the performance of the Services will not infringe or misappropriate any patent, trade secret or other proprietary or intellectual property right of any Third Party, and that at the time of its execution of this Agreement there is no threatened litigation with respect to any of the foregoing and Hovione shall promptly notify Client should it become aware of any claims alleging such infringement or misappropriation of any Third Party.

(d)                                 Hovione shall notify Client within * business days of becoming aware of any alleged infringement of Third Party proprietary rights in connection with performance by Hovione of the Development Services or Manufacturing Services under this Agreement that would constitute a breach of the warranty in Section 13.2

13.3               Mutual Representations and Warranties.  Hovione and Client each represent and warrant to the other that:

(a)                                  It is, and shall remain, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)                                 The execution and delivery of this Agreement has been authorized by all requisite corporate action.  This Agreement is and shall remain a valid and binding obligation of the executing Party, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

(c)                                  It is under no contractual or other obligation or restriction that is inconsistent with its execution or performance of this Agreement.

13.4               DISCLAIMER OF WARRANTIES.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES, OR REPRESENTATIONS UNDER THIS AGREEMENT EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED BY EACH PARTY.

SECTION 14.                          INDEMNIFICATION, LIABILITY AND INSURANCE.

14.1               Client Indemnification.  Client will defend, indemnify and hold harmless Hovione and its Affiliates and their respective employees, directors and agents (the “Hovione Indemnified Parties”) against any liability, judgment, damage, cost and other expense (including reasonable attorney’s fees) (“Liability”) incurred in connection with any Third Party claims, demands or lawsuits in each case only to the extent arising from: (i) the gross negligence or willful misconduct of any Client Indemnified Party, as defined in Section 14.2; (ii) the development, use, promotion, marketing, sale, distribution, packaging, labeling, handling, storage, import and/or disposal of Product (including without limitation any claim of infringement of any patent or trademark or the unauthorized use of a trade secret and any product liability claims) by Client or any of its Affiliates or any of their respective licensees, except in any case under this clause (ii), to the extent that such claim, demand or lawsuit results from any act or omission for which Hovione is obligated to indemnify Client under Section 14.2; (iii) a claim that Hovione’s use of Client Background Intellectual Property Rights in the performance of Services under this Agreement infringes any patent or other proprietary rights of a Third Party; or (iv) breach of this Agreement by Client.

14.2               Hovione Indemnification.  Hovione will defend, indemnify and hold harmless Client, its Affiliates, and their respective employees, directors and agents (the “Client Indemnified Parties”) against any Liability incurred in connection with any Third Party claims, demands or lawsuits in each case only to the extent arising from: (i) the gross negligence or willful misconduct of any Hovione Indemnified Party; (ii) a claim that Hovione Background Intellectual Property or Hovione Improvements used by Hovione in the performance of Services under this Agreement infringes any patent or other proprietary rights of a Third Party; (iii) subject to Section 6.6(e), failure of the Product supplied under this Agreement to conform to the Manufacturing Standards; or (iv) breach of this Agreement by Hovione.

14.3               Claims and Proceedings.

(a)                                  Each Party will notify the other Party promptly in writing of any threatened or pending claim or proceeding covered by this Section 14 and will include sufficient information to enable the other Party to assess the facts; provided, however, the failure to provide such notice within a reasonable period of time will not relieve the indemnifying Party of its obligations under this Section 14 except to the extent the indemnifying Party is materially prejudiced by such failure.  Subject to Section 14.3(b), the indemnifying Party will have the right to defend, negotiate, and settle such claims.  The indemnified Party will cooperate in good faith with the indemnifying Party, at the indemnifying Party’s request and expense, in the defense of all such claims for which indemnification is sought, with the indemnifying Party being permitted to maintain control of such defense through legal counsel selected by such Party.  The indemnified Party shall be entitled to participate in the defense of such matter and to employ counsel at its own expense to assist therein; provided, however, that the indemnifying Party shall have final decision-making authority regarding all aspects of the defense of any claim.  The Parties understand that no insurance deductible will be credited against losses for which a Party is responsible under this Section 14.

(b)                                 Unless the indemnified Party otherwise expressly consents in writing, the indemnified Party will not be bound by a settlement or compromise entered into without its prior written consent unless the settlement contains an absolute waiver of liability for the indemnified Party and no admission of wrong-doing on behalf of the indemnified Party, and indemnifying Party has acted in compliance with the requirements of Section 14.3(a).  In no event will the indemnifying Party have any liability with respect to any settlement entered into without the indemnifying Party’s prior written consent.

14.4               Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR INDIRECT DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY.  THIS LIMITATION SHALL APPLY EVEN IF

THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY TO DAMAGES RESULTING FROM BREACHES BY A PARTY OF ITS DUTY OF CONFIDENTIALITY AND NON-USE IMPOSED UNDER SECTION 11.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NOTHING IN THIS SECTION 14.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS SECTION 14.  The total liability of Hovione under this Agreement (other than for Liability arising under Section 9.2, 11 or 14.2) shall be limited to the amount received by Hovione from Client for Services under this Agreement over the * immediately prior to the occurrence, provided that, with respect to Hovione’s credit or reimbursement obligation under Section 6.6(c), Hovione’s liability cap will not be less than * in any year.

14.5               Insurance.  During the Term of this Agreement and thereafter until expiration of all Product Manufactured under this Agreement, each Party will maintain in full force and effect insurance in an amount of not less than * Dollars * for each incident or occurrence and in the aggregate.  At the request of a Party, the other Party will furnish the other with a certificate of insurance evidencing that it has such insurance coverage in force.

SECTION 15.                          ADDITIONAL HOVIONE RESPONSIBILITIES AND SCOPE OF RELATIONSHIP

15.1               Approvals.  Hovione is responsible for obtaining and maintaining, at Hovione’s cost, all approvals from any Regulatory Authority in the U.S., the European Union and Japan, or as otherwise required under Applicable Law, required to perform the Development Services and Manufacturing Services and for creating and maintaining all documentation required by such Regulatory Authorities in the Territory in respect of the performance of the Development Services and Manufacturing Services.

15.2               Qualifications of Hovione Personnel.  Hovione has, and will engage, employees and permitted subcontractors and/or consultants (“Hovione Personnel”) with the proper skill, training and experience to provide Development Services and Manufacturing Services.  Hovione will be solely responsible for paying Hovione Personnel and providing any employee benefits that they are owed.  Before providing Development Services and Manufacturing Services, all Hovione Personnel must have agreed in writing to (i) confidentiality obligations consistent with the terms of this Agreement, and (ii) effectively vest in Hovione any and all rights that such personnel might otherwise have in the results of their work.

15.3               Nonexclusive.  Subject to the limitations set forth in Sections 2.7, Hovione shall be free to provide services to Third Parties that are similar to or the same as the Development Services and Manufacturing Services, in each case provided that such activity does not require disclosure or use of the Confidential Information of Client or Client Background Intellectual Property, Development Deliverables or Product-Related Improvements.  Similarly, subject to Section 4.1, Client shall remain entitled to appoint Third Parties to perform services similar to the Development Services or Manufacturing Services, including appointing Third Parties to manufacture Product for research, clinical or commercial uses provided that, except as permitted under Sections 9.6, 10.3 and 11.3, such activity does not require disclosure of the Confidential Information of Hovione.

SECTION 16.                          ASSIGNMENT AND SUBCONTRACTING.

(a)                                  Assignment.  Neither Party may assign or transfer this Agreement without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may assign this Agreement, without the other Party’s consent, to any purchaser of all or substantially all of such Party’s assets, or the assets to which this Agreement relates, or to any successor, by way of merger, consolidation or similar transaction.  Either Party may also assign this Agreement to its Affiliate if in the case of Hovione the assignee has manufacturing resources and assets at least as substantial as Hovione, but does not manufacture a product competitive to the Product, or in the case of Client, the assignee has financial resources and assets at least as substantial as Client. Any successor in interest of a Party shall assume all obligations under this Agreement including, in the case of a successor in interest to Hovione, the obligation to utilize the Facility in the performance of Services.  Subject to the foregoing, this Agreement will be binding upon, enforceable by, and inure to the benefit of the Parties and their respective successors and assigns.

(b)                                 Subcontracting.  Hovione may not subcontract the performance of any of its obligations under this Agreement that are specific to the Manufacture of Product or are part of the Manufacturing Process as set forth in the Master Batch Documentation unless expressly permitted under the applicable Work Plan or otherwise with the prior written consent of Client, and then only to qualified Third Parties.  In the event that subcontracting is permitted under the preceding sentence, Hovione shall ensure that its agreement with any subcontractor is consistent with the terms of this Agreement, including, but not limited to, the rights and licenses granted to Client under Sections 9 and 10 and Hovione will be fully liable for performance of such subcontractor with the terms of this Agreement.  For the avoidance of doubt, nothing in this Section 16(b) is intended to require approval of subcontractors who are generally used by Hovione to maintain and operate its Facility and not to Manufacture Product.

SECTION 17.                          NOTICES.

All notices hereunder will be in writing and will be delivered personally, by internationally recognized one or two-day courier service, registered or certified mail, postage prepaid, return receipt requested to the following address of the respective Party:

If to Client:

TESARO Inc.

1000 Winter Street

Suite 3300

Waltham, MA  02451

USA

Attention:	Richard J. Rodgers
Executive Vice President and Chief Financial Officer

With a copy to:

Asher M. Rubin Hogan Lovells US, LLP 100 International Drive, Suite 2000 Baltimore, MD 21202

If to Hovione Inter Limited:

Hovione Inter Limited

40 Lake Drive

East Windsor, NJ 08520

Attention:  VP Exclusives and Particle Design Business Units

With copies to:

Hovione FarmaCiencia SA
Sete Casas
2674-506 Loures
Portugal
Attn: Chief Executive Officer

and:	Faber Daeufer Itrato & Cabot PC
950 Winter Street
Suite 4500
Waltham, MA 02451
Attn: Brian M. Connelly

Notices will be effective upon receipt if personally delivered, on the third business day following the date of mailing if sent by certified or registered mail, and on the second business day following the date of delivery if sent by one or two day courier service.  A Party may change its address listed above by written notice to the other Party provided in accordance with this Section.

SECTION 18.                          APPLICABLE LAW; DISPUTE RESOLUTION; ARBITRATION; INJUNCTIVE RELIEF

18.1               Choice of Law.  This Agreement will be construed, interpreted and governed by the laws of the State of New York, excluding any choice of law provision that would dictate the application of the laws of another jurisdiction.  The Parties expressly reject any application to this Agreement of (i) the United Nations Convention on Contracts for the International Sale of Goods, and (ii) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol adopted in Vienna on April 11, 1980.

18.2               Dispute Resolution.  The Parties recognize that bona fide disputes may arise which relate to the Parties’ rights and obligations under this Agreement.  Except as otherwise expressly set forth in this Agreement including, but not limited to, Section 6.5, in such event the Parties shall first, prior to proceeding under Section 18.3, try to settle such dispute amicably among themselves by referring such dispute, controversy or claim (a “Dispute”) (a) to the Joint Project Team for resolution, and (b) if the Joint Project Team fails to come to consensus on such Dispute within twenty (20) days of referral, then referring such Dispute to the Parties’ respective chief executive officers, or any other executive officer designated by such chief executive officer (the “Executive Officers”).  A dispute shall be referred to such Executive Officers upon one Party providing the other Party with written notice of referral of such Dispute to the Executive Officers.   The Parties agree to attempt to resolve such Dispute through good faith discussions.  If the Executive Officers fail to come to consensus on such Dispute within twenty (20) days of receipt of such written notice then either Party is free to initiate the dispute resolution procedures set forth in Section 18.3.

18.3               Arbitration.  Except as otherwise expressly set forth in this Agreement, the Parties agree that any dispute not resolved by the Parties pursuant to Section 18.2 will be resolved by arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”) except that, to the extent such rules are inconsistent with this Section 18.3, this Section 18.3 will control.  The following rules will apply to any such arbitration:

(a)                                  Any demand for arbitration must be made in writing to the other Party.

(b)                                 There will be three arbitrators, one of whom shall be appointed by each Party and a third of whom shall be the chairman of the panel and be appointed by mutual agreement of the two arbitrators appointed by the Parties.  If the two arbitrators cannot agree on the appointment of the third arbitrator within thirty (30) days, then the AAA shall select the arbitrator.  All three arbitrators will have at least * of (i) dispute resolution experience (including judicial experience) or (ii) legal or business experience in the biotech or pharmaceutical industry.  Any arbitration involving patent rights, other intellectual property rights or intellectual property will be heard by arbitrators who are expert in such areas.

(c)                                  The arbitration will be held in New York City, New York, or such other place as the Parties agree.  The arbitrators will apply the substantive law specified in Section 18.1 except that the interpretation and enforcement of this arbitration provision will be governed by the United States Federal Arbitration Act, 9 U.S.C. Section 1 et. seq.

(d)                                 There shall be a stenographic record of the proceedings.  The decision of the arbitrators will be final and binding upon both Parties.  The arbitrators will render a written opinion setting forth findings of fact and conclusions of law on each issue.  Each Party agrees that, notwithstanding any provision of applicable law, it will not request, and the arbitrators shall have no authority to award damages against any Party that exceed the limits set forth in Section 14.4, to the extent applicable.

(e)                                  The expenses of the arbitration will be borne by the Parties in proportion as to which each Party prevails or is defeated in arbitration.  Each Party will bear the expenses of its counsel and other experts.

18.4               Injunctive Relief.  Notwithstanding anything contained in Section 18, either Party may seek preliminary or injunctive measures or relief in any competent court having jurisdiction.

SECTION 19.                          FORCE MAJEURE.

Any delay in the performance of any of the duties or obligations of any Party (except the payment of money due hereunder for Services rendered) caused by an event outside the affected Party’s reasonable control will not be considered a breach of this Agreement, and unless expressly provided to the contrary this Agreement, the time required for performance will be extended for a period equal to the period of such delay.  Such events will include without limitation, acts of God; acts of the public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; earthquakes; shortages of material or energy; delays in the delivery of raw materials, or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected (a “Force Majeure Event”).  The Party so affected will, to the extent reasonably possible, give prompt written notice to the other Party of such Force

Majeure Event, will take whatever reasonable steps are possible to mitigate the effect of such Force Majeure Event.  Client may cancel without paying a cancellation fee or incurring other penalty any firm Purchase Orders applicable to any period following the date of the Force Majeure Event that Hovione cannot reasonably fulfill for a period of at least ninety (90) days.  Upon cessation of such Force Majeure Event, the affected Party will promptly resume performance on all accepted Purchase Orders and other Services, which have not been terminated.

SECTION 20.                          MISCELLANEOUS.

20.1               Severability.  If any term or provision of this Agreement is for any reason held by a proper authority to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other term or provision hereof, and each such invalid, illegal or unenforceable term or provision will be changed and interpreted so as to be valid, legal and enforceable, and as similar in terms to such invalid, illegal or unenforceable provision as may be possible while giving effect to the benefits and burdens for which the Parties have bargained hereunder.

20.2               Entire Agreement: Amendments.  This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all written or oral prior agreements or understandings with respect thereto including, but not limited to the, Mutual Non-Disclosure Agreement between the Parties dated January 27, 2011 (the “CDA”).  No amendment or modification to this Agreement will be effective unless it is in writing and signed by authorized representatives of both Parties to this Agreement.

20.3               Waiver.  No waiver by a Party of any right hereunder or failure to enforce a breach of any of the terms of this Agreement will be valid unless in writing and signed by an authorized representative of each Party hereto.  Failure by either Party to enforce any rights under this Agreement will not be construed as a waiver of such rights, nor will a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

20.4               Appendices.  All Appendices and exhibits referenced herein are hereby made a part of this Agreement.

20.5               Counterparts.  This Agreement may be executed in any number of separate counterparts, including .pdf versions, each of which will be deemed to be an original, but which together will constitute one and the same instrument.

20.6               Public Announcements.  Except as otherwise set forth in Section 11.4, neither Party will issue or make any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, unless such disclosure is consistent with a disclosure previously approved by the other Party under this Section and such consent permitted such further disclosures without further review.  In the event a Party is required to make a public disclosure by law or the rules of a stock exchange on which its securities are listed for which consent is necessary under the preceding sentence, such Party will submit the proposed disclosure in writing to the other Party for such Party’s prior written consent which such consent shall not be unreasonable withheld, delayed or conditioned.  In the event no objection is made to a required disclosure submitted by one Party to the other Party under the preceding sentence within * business days of a written request and receipt of such request was acknowledged in writing by the other Party or confirmed in another manner, written consent will be deemed to have been given.

20.7               Relationships.  The relationship between the Parties to this Agreement is that of independent contractors and nothing herein will be deemed to constitute the relationship of partners, joint ventures, nor of principal and agent between Hovione and Client.  Neither Party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract or undertaking with any Third Party.

20.8               Headings.  The headings in this Agreement are for convenience of reference only and will not affect its interpretation.

20.9               Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  The word “or” is used in the inclusive sense (and/or).  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the later day and year written below.

TESARO, Inc.	Hovione Inter Limited

By:	By:

Title:	Title:

Date:	Date:

APPENDIX A

Client Supplied Materials

*

APPENDIX B

Sample Work Plan

This Work Plan [#], dated                   , (the “Work Plan Date”) is by and between Hovione Inter Limited, a Swiss corporation, having a principal place of business at Bahnhofstrasse 21 CH-6000 Lucerne 7 Switzerland (together with its Affiliates “Hovione”), and TESARO Inc., a Delaware corporation, having a principal place of business at 309 Waverly Oaks Road, Suite 101, Waltham, MA 02452 (“Client”) and upon execution by both Parties, shall be incorporated into the Process Development And Manufacturing Services Agreement between Client and Hovione effective [insert effective date] (the “Agreement”). Capitalized terms used in this Work Plan shall have the meanings ascribed to them in the Agreement.

Hovione shall render to Client the following Services: [Work Plans will contain the following as applicable:]

1.                                       Background

2.                                       Scope of Work

3.                                       Description of Services

4.                                       Responsibilities (for commercial, that would include forecasts, firm POs, ordering and maintaining raw materials and qualified vendors, validation of equipment and processes, PAI readiness, replacement of non-conforming batches, etc.)

5.                                       Regulatory Requirements

6.                                       Quality Agreement Level/Requirements

7.                                       Specifications or Other Requirements (also included as Exhibits to Work Plan)

8.                                       Materials (including authorized vendors, who is responsible to buy)

[Client- Supplied Materials:

•                  Identify if any Client —supplied materials in addition to those identified in Appendix A will be supplied by Client. Identify when such Client-Supplied Materials must be at the Hovione Facility for Services to commence

9.                                       Timeline

10.                                 Deliverables (including minimum yield requirements)

1.1                     [Reports:

1.2                     Status Reports:  While Services are ongoing, Hovione will provide to Client, on a monthly [IDENTIFY OTHER FREQUENCY IF APPLICABLE] basis, detailed written reports on the status and results to date of the Development Services.

1.3                     Final Report:  Hovione will provide a final report describing in detail the results of Development Services under this Work Plan within thirty (30) days [IDENTIFY OTHER DELIVERY DATE IF APPLICABLE] of completion of all activities under this Work Plan. ]

11.                                 Shipping/Storage Requirements

12.                                 Pricing Terms (including price increase frequency and caps)

13.                                 Any other terms and conditions not covered in MSA

14.                                 Exhibits to the Work Plan (e.g. specifications, synthesis pathways, Quality Agreement)

WORK PLAN AGREED TO AND ACCEPTED BY:

TESARO Inc.	Hovione Inter Limited

By:	By:

Name:	Name:

Title:	Title:

APPENDIX C

Description of Product

Rolapitant, also known as SCH 619734, is a selective, competitive neurokinin-1 receptor antagonist.

*

The structure of rolapitant is provided below.

Chemical Name: (5S ,8S)-8-[[(1R)-1-[3 ,5-
Bis(trifluoromethyl)phenyl] ethoxy] methyl]-8-phenyl-1,7-
diazaspiro[4.5]decan-2-one hydrochloride monohydrate

Empirical Formula: C25H26F6N2O2 • HCl • H2O

Molecular Weight:  555

USAN Name: Rolapitant hydrochloride

INN Name:  rolapitantum or rolapitant

CAS Number: 914462-92-3

APPENDIX D

Initial Work Plan

See attached.

Bid for Analytical Support & Production of
Three (3) x 8-9kg Registration Batches of Rolapitant

Bid issued to:	Tesaro, Inc

Bid date:	January 13, 2012

Bid reference:	HOV-02889-85WN

1.              Background

*

2.              Scope of Work

We are bidding for the deliverables and Project Scope as requested by Tersaro which we understand to be the Manufacture of Rolapitant (SCH619734; Hovione code TR68) as outlined in the RFQ dated February 1, 2011 including any modifications agreed upon between the parties based on *

3.              Quality Agreement Level/Regulatory Requirements
Work produced under this Work Plan will be in accordance with cGMP Level B as outlined in the project quality agreement agreed upon between the Parties.

4.              Specifications - As agreed upon between the Parties in advance of the manufacture. For reference, the Parties anticipate the specifications to be substantially similar to those outlined in the CofA under Appendix B.

5.              Client Supplied Materials
Tesaro will provide no less than 18 kg of GB, 36 kg of KM and 0.396kg of Grubb’s required to produce 9kg of TR68 free of charge to Hovione.

6.              Pricing/Timeline/Deliverables

*

7.              Payment Terms

*

8.              Miscellaneous:

*

WORK PLAN AGREED TO AND ACCEPTED BY:

TESARO Inc.	Hovione Inter Limited

By:	By:

Name:	Name:

Title:	Title:

Appendix A: Safety Testing

*

[End of Appendix A]

*

*

Appendix B: Specifications

CERTIFICATE OF ANALYSIS

*

[End of Appendix B]

Appendix C: PAR STUDY ESTIMATES

*

[End of Appendix C]

Appendix D: VALIDATION ESTIMATES

*

[End of Appendix D]

Appendix E: COMMERCIAL ESTIMATES

*

[End of Appendix E]

Appendix F: Stability Plan

*

[End of Appendix F]

APPENDIX G: Terms & Conditions

TERMS AND CONDITIONS TO PURCHASE ORDER NO.

Between

Tesaro, Inc. (“Tesaro”)

and

Hovione Inter Limited (“Hovione”)

Tesaro has requested and Hovione agrees to perform Services as outlined hereunder for Tesaro’s Rolapitant proprietary compound.

It is the Parties intent to have this Bid as a Work Plan under the terms and conditions of the Process Development and Manufacturing Services Agreement (MSA) currently being negotiated between the Parties, which the Parties are anticipating to be completed no later than January 30, 2012. When signed by Tesaro and Hovione and attached to Purchase Order No                   , the terms of the MSA will apply. Until the time that said MSA is signed, the Terms and Conditions hereunder will constitute a binding Agreement (the “Agreement”) between Hovione and Tesaro for Hovione’s performance of the services described hereunder (the “Services”) on the terms set forth in this Agreement. For avoidance of doubt, Tesaro and Hovione intend that these Terms and Conditions will govern the Services and that any other terms or conditions, including but not limited to, any such terms or conditions contained in an accompanying Purchase Order No.                   , will have no force or effect.

3.              RIGHTS TO DATA AND CONFIDENTIAL INFORMATION

a)              The parties acknowledge and agree that the terms of that certain Mutual Confidentiality Agreement dated January 27, 2011 between Tesaro and Hovione’s affiliate, Hovione Inter Limited (the “Confidentiality Agreement”) will govern the parties’ rights and obligations relating to CONFIDENTIAL INFORMATION (as that term is defined in such Confidentiality Agreement) for purposes of this Agreement and such Confidentiality Agreement is incorporated into this Agreement by this reference, except that, for purposes of this Agreement the purposes for which CONFIDENTIAL INFORMATION may be used or exchanged between the parties will be deemed to include carrying out the activities contemplated under this Agreement.

b)              Each party will retain all right, title and ownership in all and to all materials, methods, techniques, trade secrets, copyrights, know-how, data, documentation, regulatory submissions, specifications or other intellectual property of any kind (whether or not protectable under patent, trademark, copyright or similar laws) that is developed or obtained by or on behalf of such party (i) prior to the date of this Agreement, or (ii) independent of this Agreement and without the use of CONFIDENTIAL INFORMATION provided by the other party. Notwithstanding the foregoing, any project-specific data generated by Hovione during the course of performing its obligations under this Agreement will be the property and CONFIDENTIAL INFORMATION of Tesaro.

c)              Any and all discoveries, improvements and/or inventions (“Improvements”) by Hovione, whether patentable or not, resulting from Hovione’s use of Tesaro CONFIDENTIAL INFORMATION in the course of performing its obligations under this Agreement, other than Hovione Technology Improvements (as defined below), shall be the sole and exclusive property of Tesaro, and shall be deemed to be Tesaro CONFIDENTIAL INFORMATION for purposes of this Agreement. Hovione will promptly notify Tesaro, in writing, of any such discovery, improvement, or invention and shall reasonably assist Tesaro, at Tesaro’s expense, in protecting Tesaro’s proprietary rights to said Improvements. Hovione Technology

Improvements shall be the sole and exclusive property of Hovione, and shall be deemed Hovione CONFIDENTIAL INFORMATION for purposes of this Agreement. “Hovione Technology Improvements” means all Improvements that relate to (a) CONFIDENTIAL INFORMATION of Hovione or (b) methods, techniques, trade secrets, copyrights, know-how, data, documentation, regulatory submissions, specifications or other intellectual property of any kind (whether or not protectable under patent, trademark, copyright or similar laws) that is developed or obtained by or on behalf of Hovione (i) prior to the date of this Agreement, or (ii) independent of this Agreement and without the use of CONFIDENTIAL INFORMATION provided by Tesaro.

4.              INDEMNITY

a)              Indemnification by Hovione. Hovione shall indemnify and hold harmless Tesaro and its Affiliates, and its and their directors, officers, employees and agents (“Tesaro Indemnitees”) from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses, including reasonable attorneys’ fees (collectively “Losses”) that may be sustained, suffered or incurred by a Tesaro Indemnitee in connection with any and all actions, claims or demands that may be brought or instituted against a Tesaro Indemnitee by any third party, in each case only to the extent such Losses arise directly from or by reason of (a) the breach by Hovione of any warranty, representation or covenant of Hovione in this Agreement, or (b) Hovione’s gross negligence or willful misconduct, except in each case to the extent Customer is obligated to indemnify Hovione under Section 2b below.

b)              Indemnification by Tesaro. Tesaro shall indemnify and hold harmless Hovione and its Affiliates, and its and their directors, officers, employees and agents (“Hovione Indemnitees”) from and against any and all Losses that may be sustained, suffered or incurred by a Hovione Indemnitee in connection with any and all actions, claims or demands that may be brought or instituted against a Hovione Indemnitee by any third party, in each case only to the extent such Losses arise directly from or by reason of (a) the manufacturing, packaging, marketing, distribution, import, use or sale by Tesaro or its Affiliates of Rolapitant (including without limitation any claim of infringement of any patent or trademark or the unauthorized use of a trade secret and any product liability claims), except to the extent that such claim or suit results from or arises out of any act or omission for which Hovione is obligated to indemnify Tesaro pursuant to Section 2a, (b) the breach by Tesaro of any warranty, representation or covenant of Tesaro in this Agreement or (c) Tesaro’s gross negligence or willful misconduct.

5.               LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES: NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT APPLY TO DAMAGES RESULTING FROM BREACHES BY A PARTY OF ITS DUTY OF CONFIDENTIALITY AND NONUSE IMPOSED UNDER herein AND THE CONFIDENTIALITY AGREEMENT OR SUCH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 2. Further, and notwithstanding anything to the contrary in this Agreement, the total liability of Hovione under this Agreement shall be limited to the value of the purchase order.

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND UNDER THIS AGREEMENT, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE

REGARDING ANY SERVICES TO BE PROVIDED OR MATERIALS TO BE PRODUCED BY HOVIONE UNDER THIS AGREEMENT.

6.              ENTIRE AGREEMENT: This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties with regard to the subject matter set forth in this Agreement, and supersede all previous written or oral representations, agreements and understandings between Tesaro and Hovione regarding such subject matter. This Agreement may only be changed by a writing signed by authorized representatives of both parties. Without limiting the generality of the foregoing, any terms that are in addition to or different from the terms of this Agreement that are contained in any additional purchase order or similar document issued by Tesaro will be of no force or effect unless expressly accepted by Hovione in a separate written amendment to this Agreement.

7.              FORCE MAJEURE: Neither party shall be liable to the other for failure to perform when and as specified in this Agreement if such failure to perform is caused by war, fire (outside of the reasonable control of the party claiming the force majeure), flood, strike, labor dispute, accident (outside of the reasonable control of the party claiming the force majeure), riot, act of God, act of governmental authority, or other contingencies beyond the control of the non-performing party interfering with said party’s ability to perform its obligations hereunder.

8.              GOVERNING LAW: This Agreement shall be governed by the laws of the State of New Jersey without reference to any rules of conflict of laws.

9.              SEVERABILITY: In the event that any provision of this Agreement shall be found to be void or unenforceable, such findings shall not be construed to render any other provision of this Agreement either void or unenforceable, and all other provisions shall remain in full force and effect unless the provisions which are invalid or unenforceable shall substantially affect the rights or obligations granted to or undertaken by either Tesaro or Hovione.

[End of Appendix G]

APPENDIX E

Hovione Proprietary Formats

Hovione considers the safety data embedded into the Master Batch Records (MBR) and Production Batch Records (PBR) to be Hovione’s confidential and proprietary information and as such should be treated as Hovione’s Confidential Information pursuant to Section 11 of the Agreement. Below is an example of a PBR for reference and for illustration purposes only.

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APPENDIX F

Material Requiring Client Approval

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